              AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
                              ON FEBRUARY 19, 2002


                   PRELIMINARY CONSENT SOLICITATION STATEMENT
                              FILED ON SCHEDULE 14A



         CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /


Check the appropriate box:

/X/     Preliminary Proxy Statement

/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ /     Definitive Proxy Statement

/ /     Definitive Additional Materials

/ /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ENSTAR INCOME PROGRAM IV-3, L.P.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /     No fee required.


/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

/X/     Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

            -------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No.:

            -------------------------------------------------------------------

        (3) Filing Party:

            -------------------------------------------------------------------

        (4) Date Filed:


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                                PRELIMINARY COPY

THE TRANSACTION DESCRIBED IN THE ATTACHED CONSENT SOLICITATION STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION OR AGENCY, NOR HAS THE COMMISSION OR ANY SUCH STATE COMMISSION OR AGENCY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                        ENSTAR INCOME PROGRAM IV-3, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                                ___________, 2003

Dear Limited Partner:


         As a holder of limited partnership units ("units") of Enstar Income Program IV-3, L.P. ("Enstar IV-3"), you are being asked to vote upon a plan of liquidation (the "Liquidation Plan") for Enstar IV-3. Currently, Enstar IV-3 owns and operates cable television systems in and around the communities of Fulton, Kentucky and South Fulton, Tennessee (collectively, the "system"). Enstar Communications Corporation is the corporate general partner of Enstar IV-3 ("corporate general partner").

         All holders of units in Enstar IV-3 ("unitholders") are being asked to consent to the sale of all of the cable television systems of Enstar IV-3 and to the subsequent liquidation and dissolution of Enstar IV-3, which will result in each unitholder receiving approximately $59 per unit. The units were originally issued at a price of $250. Since the initial issuance of units, unitholders have received aggregate cash distributions of $445 per unit. We estimate that Enstar IV-3 will incur approximately $53,800 in fees, charges and other costs in connection with the Liquidation Plan. In addition, we and our affiliates expect to receive approximately $80,000 in repayment of deferred management fees and approximately $138,900 in repayment of other obligations owed by Enstar IV-3.

         The Liquidation Plan will not be implemented unless each proposal in the Liquidation Plan is approved by unitholders holding a majority of the units.


         Please complete and return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to "DISAPPROVE" the Liquidation Plan.


         We urge you to read carefully the attached consent solicitation statement in its entirety before voting. The consent solicitation statement sets forth our reasons for believing that the Liquidation Plan is the best alternative available to the unaffiliated unitholders and the basis for our recommendation. The consent solicitation statement also describes the Liquidation Plan in detail. If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar IV-3's soliciting agent, D.F. King & Co., Inc., at (800) 207-2014.


         You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

                                      Very truly yours,
                                      Enstar Communications Corporation
                                      Corporate General Partner


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                        ENSTAR INCOME PROGRAM IV-3, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                         NOTICE OF CONSENT SOLICITATION

                                                            ____________, 2003

To the Limited Partners of Enstar Income Program IV-3, L.P.:


         NOTICE IS HEREBY GIVEN to the holders (the "unitholders") of the limited partnership units (the "units") of Enstar Income Program IV-3, L.P., a Georgia limited partnership ("Enstar IV-3" or the "partnership"), that Enstar Communications Corporation, a Georgia corporation and a general partner of Enstar IV-3 (the "corporate general partner"), is soliciting written consents on behalf of Enstar IV-3 to approve a plan of liquidation (the "Liquidation Plan").


         The Liquidation Plan authorizes:


      o Enstar IV-3 to sell the system to Telecommunications under an asset purchase agreement for a sale price of approximately $1,344,000 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the
         "Telecommunications Sale"); and


      o the subsequent dissolution, termination and liquidation of Enstar IV-3 through one or more liquidating distributions to the general partners and the unitholders, in accordance with Enstar IV-3's partnership agreement (the "Liquidation").


         We are providing unitholders with an opportunity to separately vote upon each proposal. However, the Liquidation Plan will not be completed unless unitholders approve all proposals.

         The Telecommunications Sale and Liquidation are more fully described in the attached consent solicitation statement under "Liquidation Plan Summary" on pages 3-6, "Questions and Answers About the Liquidation Plan" on pages 7-8 and "Special Factors" on pages 13-43.

         Enstar IV-3 is seeking to obtain approval of the Liquidation Plan from its unitholders through the solicitation of written consents. No meeting of the unitholders will be held. The consent of unitholders holding a majority of the outstanding units on the record date specified below is required in order to adopt the Liquidation Plan, and will bind all of the unitholders. As of November 30, 2002, there were approximately 857 unitholders of Enstar IV-3 holding a total of 39,900 units.

         The close of business on _________, 2003 is the record date for determining the limited partners entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the limited partners will be solicited during the period (the "Solicitation Period"), which begins on __________, 2003 and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of limited partners holding a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the soliciting agent; or (2) ________, 2003 (or, if the Solicitation Period is extended by the general partner, at 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

         Please indicate your approval, disapproval or abstention with respect to the Liquidation Plan by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to


                                       i


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D.F. King & Co., Inc., the soliciting agent, at 77 Water Street, New York, New
York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.


         You may change your vote at any time before expiration of the Solicitation Period. You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the original Solicitation Period or extended Solicitation Period, as the case may be.


         For more information, you may contact Enstar IV-3 and the general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.


         Your approval is important. Please read the consent solicitation statement and attached exhibits carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. Your prompt response is appreciated.

                             ENSTAR COMMUNICATIONS CORPORATION

                                 CORPORATE GENERAL PARTNER


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                        ENSTAR INCOME PROGRAM IV-3, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                                                            _____________, 2002

                         ------------------------------
                         CONSENT SOLICITATION STATEMENT
                         ------------------------------


         This consent solicitation statement relates to the solicitation by the corporate general partner of Enstar Income Program IV-3, L.P. of the consent of the unitholders of Enstar IV-3 to a Liquidation Plan. This consent solicitation statement contains information about the Liquidation Plan that may be important to your decision.

         You should carefully read this entire document before you decide whether to approve or disapprove the Liquidation Plan.

         This consent solicitation statement and the accompanying consent card are first being mailed to the limited partners on or about _________, 2003.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This consent solicitation statement includes certain forward-looking statements regarding, among other things, future results of operations, regulatory requirements, competition, capital needs, general business conditions applicable to Enstar IV-3 and the anticipated effect on unitholders of the proposed Liquidation Plan. Such forward-looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes, the rapid developments in the competitive environment facing cable television operators such as Enstar IV-3, and the completion of the Telecommunications Sale and Liquidation Plan in accordance with their respective terms. In addition to the information provided herein, reference is made to the accompanying copies of Enstar IV-3's Annual Report on Form 10-K for the year ended December 31, 2001 and Enstar IV-3's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 for additional information regarding such matters and the effect thereof on Enstar IV-3's business.


         The soliciting agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to the Liquidation Plan for a base fee of approximately $3,750, plus additional fees and reimbursement of expenses, estimated at approximately $5,000. All costs associated with the solicitation will be paid by Enstar IV-3.


         This consent solicitation statement is being furnished to the unitholders by the following entities, which are collectively called the "participants": Enstar IV-3; the corporate general partner of Enstar IV-3; Charter Communications Holding Company, LLC ("Holdco"); and their ultimate parent, Charter Communications, Inc. ("Charter, Inc.").



         The date of this consent solicitation statement is ____________, 2003.


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                        ENSTAR INCOME PROGRAM IV-3, L.P.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
    STATEMENTS.............................................................  1
LIQUIDATION PLAN SUMMARY...................................................  3
QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN...........................  7
WHO CAN HELP ANSWER YOUR QUESTIONS.........................................  9
OWNERSHIP STRUCTURE CHART.................................................. 10
SELECTED FINANCIAL INFORMATION............................................. 11
SPECIAL FACTORS............................................................ 13
   General................................................................. 13
   Purpose and Reasons for the Telecommunications Sale..................... 13
   Alternatives to Liquidation Plan Not Prudent............................ 16
   Ability to Sell Units................................................... 17
   Effects of the Transaction.............................................. 18
   Best Available Transaction.............................................. 19
   Recommendation of the Corporate General Partner and Other Participants.. 28
   Related Party Transactions.............................................. 31
   Conflicts of Interest................................................... 31
   The Telecommunications Purchase Agreement............................... 32
   Description of Assets................................................... 36
   Use of Proceeds and Cash Distributions.................................. 36
   Disadvantages of the Liquidation Plan................................... 38
   Consequences of Failure to Approve the Liquidation Plan................. 38
   Effect of Termination of the Telecommunications Sale.................... 38
   Effect of Partial Closing Under the Telecommunications Sale............. 39
   Liquidation of Enstar IV-3.............................................. 39
   Federal Income Tax Consequences of the Liquidation Plan................. 40
   State Tax Consequences.................................................. 42
   No Appraisal Rights..................................................... 43
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS......................... 43
DISTRIBUTIONS TO UNITHOLDERS............................................... 43
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................ 43
IDENTITY AND BACKGROUND OF CERTAIN PERSONS................................. 44
   Enstar Communications Corporation....................................... 44
   Robert T. Graff......................................................... 46
   Charter Communications, Inc............................................. 47
   Charter Communications Holding Company, LLC............................. 48
VOTING PROCEDURES.......................................................... 48
AVAILABLE INFORMATION...................................................... 49
INFORMATION INCORPORATED BY REFERENCE...................................... 50


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                            LIQUIDATION PLAN SUMMARY


         The following summary highlights very important information contained elsewhere in this consent solicitation statement, but does not contain all of the information in this consent solicitation statement that may be important to your decision. You should carefully read this entire document, including the exhibits, before you decide whether to approve or disapprove the Liquidation Plan.

         o BACKGROUND. Enstar IV-3 was formed in 1985 to provide invest in a pool of unspecified cable system assets. Enstar Cable of Macoupin County, a Georgia general partnership (the "joint venture"), was formed by Enstar IV-3, along with two affiliated co-partners, Enstar Income Program IV-2, L.P. ("Enstar IV-2") and Enstar Income Program IV-3, L.P. ("Enstar IV-3"), with each holding a one third interest. Enstar IV-3 acquired cable television systems in Kentucky and Illinois. The joint venture acquired cable systems in Illinois.

         In 1999, the corporate general partner commenced a process of seeking purchasers for all of the cable television systems of Enstar IV-3, as well as other cable systems operated by 13 affiliated partnership cable operators (the "Enstar partnerships"). This effort was undertaken primarily because, based on the corporate general partner's experience in the cable television industry, the corporate general partner concluded that generally applicable market conditions and competitive factors would increasingly make it difficult for smaller operators of rural cable systems, such as Enstar IV-3, to effectively compete and be financially successful. Specifically, the system continues to face significant competition from direct broadcast satellite ("DBS") operators. The corporate general partner believes that the system must be upgraded in order for the system to maintain its subscriber base and to be competitive with DBS. Upgrading the system would cost an estimated $1.5 million to $1.8 million in order to offer services comparable to DBS operators. The corporate general partner believes that this investment cannot be viably supported by Enstar IV-3's potential revenues and operating income. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 13-16.

         o MARKETING THE SYSTEM. The bidding process for the system was conducted by Daniels & Associates, L.P. ("Daniels"), a prominent business broker with extensive expertise in the cable and telecommunications industry. Daniels marketed Enstar IV-3's and the joint venture's cable television systems along with the other affiliated Enstar partnerships, to third parties whom Daniels identified as being likely to have an interest in acquiring the systems.

         In April 2002, as a result of this process, Enstar IV-3 sold all its cable television systems in and around Fairfield and Shelbyville, Illinois for a total sale price of approximately $7.6 million (subject to closing sale price adjustments and transaction costs). At that time, the joint venture also sold its cable television systems in Illinois to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner, for a total sale price of approximately $9.4 million (subject to closing sale price adjustments and transaction costs). Enstar IV-3 and its two co-partners in the joint venture each received a one-third share of the proceeds from the joint venture's sale of assets, which was approximately $3.1 million (subject to closing sale price adjustments and transaction costs). The joint venture distributed its remaining assets to its partners in January 2003 and is in dissolution.

         This marketing process also resulted in the corporate general partner's conclusion that Telecommunications offered the best available transaction for the sale of Enstar IV-3's remaining systems. For more information, please see "Special Factors--Best Available Transaction" on pages 19-28.

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         o THE TELECOMMUNICATIONS SALE. The terms and conditions of the
Telecommunications Sale are summarized below. The Telecommunications Sale will be accounted for using the purchase method of accounting. For more information, please see "Special Factors -- The Telecommunications Purchase Agreement" on pages 32-35.

                  THE SALE PRICE. Telecommunications has agreed to acquire the cable television assets of ten partnerships managed by the corporate general partner, of which Enstar IV-3's system is a part, under an asset purchase agreement. The sale price will be approximately $15.3 million for all of the cable television assets of the selling partnerships (the "sellers"), subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. In its bid for all of these systems, Telecommunications allocated the total purchase price among each of the systems being sold, with approximately $1.3 million to be paid to Enstar IV-3 for its system. This allocation was based on a sale price of $825 per subscriber.

                  SALE PRICE ADJUSTMENTS. The sale price to be paid to Enstar IV-3 is subject to customary working capital closing adjustments. In addition, Telecommunications assigned a prescribed target number of subscribers at closing for the system. This target number was 1,629, and any shortfall in that target number for the system will result in the sale price being reduced by $825 per shortfall subscriber. As of January 31, 2003, there was a short fall of seven subscribers. Accordingly, if the closing had been held at that date, these purchase adjustments would result in a decrease in the purchase price of $5,775.

                  INDEMNIFICATION. In addition, Telecommunications will deposit $500,000 of the sale price in an escrow to provide funds for the payment of any indemnification to which Telecommunications may be entitled arising after the closing when total claims against the sellers exceed $100,000. Of the $500,000 deposited by Telecommunications in escrow, $43,804 is allocated as Enstar IV-3's portion of the amount in escrow. Total indemnification claims by Telecommunications may not exceed an aggregate of $1.6 million for all of the sellers. Amounts placed in escrow will remain in escrow for a period of 13 months after closing. Accordingly, Enstar IV-3 will not receive the full purchase price at closing. For more information, please see "Special Factors -- The Telecommunications Purchase Agreement" on pages 32-35.

                  CLOSING CONDITIONS. The Telecommunications Sale is subject to several customary closing conditions, any or all of which may be waived. These conditions include a requirement that Enstar IV-3 shall have obtained certain material and required consents, including necessary general and limited partner consents, and there shall have been no material adverse change in the business, financial condition or prospects of the system prior to closing. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, which includes Enstar IV-3's system. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.

         o DISSOLUTION AND LIQUIDATION OF ENSTAR IV-3. Under the Liquidation Plan, Enstar IV-3 will dissolve and, as part of the winding-up process of the corporate general partner of Enstar IV-3, will sell or otherwise dispose of any remaining assets of Enstar IV-3, and pay off Enstar IV-3's remaining debts and obligations, including paying or providing for the payment of the expenses of the Telecommunications Sale. The corporate general partner will then make one or more liquidating distributions to itself, the

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individual general partner and the unitholders of Enstar IV-3's remaining assets, in accordance with the partnership agreement. The corporate general partner currently estimates that pre-tax liquidating distributions to the unitholders in respect of the Telecommunications Sale will total approximately $59 per unit, after estimated closing adjustments, taxes and closing and liquidation expenses. The corporate general partner and the individual general partner will collectively receive an estimated liquidating distribution of approximately $23,800 in the aggregate in respect of the Telecommunications Sale. In addition, the corporate general partner and its affiliates will receive approximately $80,200 in repayment of deferred management fees, and approximately $138,900 in repayment of deferred, unpaid expenses owed to the corporate general partner and its affiliates by Enstar IV-3. The corporate general partner estimates that Enstar IV-3 will incur approximately $53,800 in fees, charges and other costs in connection with the Liquidation Plan.

         The corporate general partner presently expects that the Telecommunications Sale will close on or before August 29, 2003. Enstar IV-3 will not be terminated until after the Telecommunications Sale. The corporate general partner anticipates making the initial liquidating distribution approximately 90 days after the closing of the Telecommunications Sale. The corporate general partner also expects that after required closing adjustments are completed and escrow proceeds are released, final liquidating distributions will be made of any remaining funds. The corporate general partner expects this to occur approximately 13 months after the closing of the Telecommunications Sale. For more information, please see "Special Factors -- Use of Proceeds and Cash Distributions" on pages 36-37, and "-- Liquidation of Enstar IV-3" on page 39.

         o DETERMINATION OF THE SALE PRICE. During the more than two-year period during which purchasers were sought for the system, the corporate general partner ultimately concluded that Telecommunications offered the best available transaction to sell the system. The offer from Telecommunications was obtained through a broadly based solicitation process, in which an experienced cable television industry broker marketed the Enstar systems and the cable television systems of the other affiliated limited partnerships to what the corporate general partner and the other participants believe was fairly representative of the universe of possible purchasers. The process was confidential: neither the broker, Telecommunications nor any other bidder knew the prices or other terms of the other bidders' offers, and the corporate general partner of Enstar IV-3 did not know the contents of any bid, until all the bids were received and the deadline for the submission of bids had passed. The corporate general partner and the other participants believe that this process acted as a "market check" that enabled the corporate general partner to objectively determine from a representative universe of potential buyers the present range of market values for the system and obtain what the corporate general partner and the other participants believe to be the best transaction currently available in the market.

         Based on the foregoing, the corporate general partner and the other participants have concluded that approval of the Liquidation Plan is in the best interests of Enstar IV-3 and the unitholders. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 13-16, "-- Best Available Transaction" on pages 19-28 and "-- Recommendation of the Corporate General Partner and Other Participants" on pages 28-30.

         o DISADVANTAGES OF THE LIQUIDATION PLAN. The primary disadvantage to Enstar IV-3, the unitholders, the corporate general partner and the individual general partner is that they will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income for Enstar IV-3 and possibly increase the sale price of the system in the future. This risk exists regardless of whether the system is sold to Telecommunications, or to another party. For more information, please see "Special Factors -- Disadvantages of the Liquidation Plan" on page 38.

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         o FAILURE TO APPROVE THE LIQUIDATION PLAN. If the Liquidation Plan is
not completed, Enstar IV-3 will continue to own and operate the system for an indefinite period of time. The corporate general partner cannot assure you that Enstar IV-3 ever will be in a position to make any further distributions to the unitholders. Further, if the Liquidation Plan is not approved, the corporate general partner believes the system will continue to face significant competition, and will lose subscribers at an accelerated rate. The corporate general partner also cannot assure you that a future sale of the system would be on terms equal to or more favorable than those offered by Telecommunications. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 38.


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                QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN



Q:    WHAT WILL I RECEIVE AS A RESULT OF THE LIQUIDATION PLAN?


A:    You will receive one or more distributions of your share of the net sale proceeds of the Telecommunications Sale, which the corporate general partner presently estimates will total approximately $59 per unit, after estimated adjustments and expenses. The units were initially issued at a price of $250 per unit and, since such initial issuance, Enstar IV-3 has made total aggregate cash distributions to the unitholders of $445 per unit. Included in that amount are amounts distributed to unitholders by Enstar IV-3 of approximately $10.6 million, or $266 per unit, in respect of proceeds from the sale of Enstar IV-3's interest in certain cable systems in April 2002. For more information, please see "Special Factors--Use of Proceeds and Cash Distributions" on pages 36-37 and "Distributions to Unitholders" on page 43.


Q:    WHAT WILL MY TOTAL DISTRIBUTIONS BE IF THE LIQUIDATION PLAN IS NOT
      COMPLETED?


A:    If the Liquidation Plan is not completed, Enstar IV-3 will re-examine its ability to pay distributions on a quarterly basis. The corporate general partner cannot assure you that future distributions will be made, or if made, when or in what amounts. Apart from the general requirement that cash distributions be made from available cash flow, after expenses, there are no restrictions on Enstar IV-3's current or future ability to make distributions. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on page 38 and "--Effects of the Transaction -- On the Unitholders" on page 18.


Q:    WHEN DO YOU EXPECT THE LIQUIDATION PLAN TO BE COMPLETED?


A:    The corporate general partner is working towards completing the
Telecommunications Sale and the other components of the Liquidation Plan as quickly as possible. The corporate general partner will seek to complete the Telecommunications Sale and the Liquidation Plan on or before August 29, 2003. For more information, please see "Special Factors -- The Telecommunications Purchase Agreement" on pages 32-35.


Q:    WILL I OWE ANY FEDERAL INCOME TAXES AS A RESULT OF THE LIQUIDATION PLAN?


A:    In general, you will recognize a gain or loss for federal income tax purposes as a result of the Liquidation Plan. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY BOTH THE FEDERAL AND STATE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN. For more information, please see "Special Factors -- Federal Income Tax Consequences of the Liquidation Plan" on pages 39-42.


Q:    WHAT DO I DO TO VOTE MY ENSTAR IV-3 UNITS?


A:    In order to vote your units either to approve, disapprove or abstain from the Liquidation Plan, you must mark the appropriate box on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to the proposals that comprise the Liquidation Plan, your consent card will be treated as voting to APPROVE the proposals that comprise the Liquidation Plan. If you vote to ABSTAIN as to the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the proposals that comprise the Liquidation Plan. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE the

Liquidation Plan. The Liquidation Plan will not be completed unless unitholders approve all proposals. As such, if you vote to DISAPPROVE of any one or more proposals that make up the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the entire Liquidation Plan. Your consent card must be received by the soliciting agent before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner or the soliciting agent; or
(2) _________, 2003 (or, if the Solicitation Period is extended, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).


Q:    MAY I CHANGE MY VOTE AFTER I MAIL MY UNITHOLDER CONSENT CARD?


A:    Yes. You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner or the soliciting agent; or (2) __________, 2003 (or, if the Solicitation Period is extended by the general partner, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period). You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. TO BE EFFECTIVE, YOUR NOTICE OF REVOCATION OR NEW CONSENT CARD MUST BE RECEIVED BEFORE THE END OF THE SOLICITATION PERIOD OR EXTENDED SOLICITATION PERIOD, AS THE CASE MAY BE.


Q:    DO UNITHOLDERS HAVE APPRAISAL OR OTHER SIMILAR RIGHTS?


A:    Under the partnership agreement and applicable state law, unitholders are not entitled to dissenters' appraisal or other similar rights that, if they were available, would allow unitholders who dissent from the Liquidation Plan to receive payments of the appraised value of their units in lieu of the liquidating distributions. The corporate general partner presently estimates that liquidating distributions will aggregate approximately $59 per unit in respect of the Telecommunications Sale after estimated closing adjustments and expenses, taxes and liquidation expenses. For more information, please see "Special Factors -- No Appraisal Rights" on page 43.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have more questions about the Liquidation Plan, you should contact:

                  Enstar Income Program IV-3, L.P.
                  c/o Enstar Communications Corporation
                  12405 Powerscourt Drive
                  St. Louis, Missouri 63131
                  Attention: Partnership Relations
                  Telephone: (314) 543-2389

         If you would like additional copies of this consent solicitation statement, or a copy of the asset purchase agreement with Telecommunications, or if you have questions about how to complete and return your consent card, you should contact:

                  D.F. King & Co., Inc.
                  77 Water Street
                  New York, New York 10005
                  Banks and Brokers Call Collect: (212) 269-5550
                  All Others Call Toll-Free: (800) 207-2014

                            OWNERSHIP STRUCTURE CHART


         The following diagram illustrates the ownership structure of Enstar IV-3, Enstar Communications and the other participants. For more information, please see "Identity and Background of Certain Persons," on pages 44-48.


                          ----------------------------
                          Charter Communications, Inc.
                          ----------------------------
                                        |
                                        |
                                        |
                                        |
                         ------------------------------
                         Charter Communications Holding
                                  Company, LLC
                         ------------------------------
                                        |
                                        |
                                        |
                                        |
--------------------         ---------------------         -------------------
Robert T. Graff, Jr.         Enstar Communications         Limited Partners of
--------------------             Corporation                   Enstar IV-3
         |                   ---------------------         -------------------
          |                             |                          |
           |                            |                         |
            |                           |                        |
             |                          |                       |
        1/2%  |                        1/2%                    |      99%
      General  |                     General                  |     Limited
      Partner   |                    Partner                 |      Partner
     Interest*   |                  Interest*               |      Interest*
                  |                     |                  |
                   |                    |                 |
                    |                   |                |
                     |                  |               |
                      |                 |              |
                       |  --------------------------  |
                        |   Enstar Income Program    |
                                   IV-3, L.P.
                          --------------------------
                                        |
                                        |
---------------------                  1/3                 ---------------------
Enstar Income Program                General               Enstar Income Program
    IV-1, L.P.                       Partner                     IV-2, L.P.
---------------------               Interest*              ---------------------
         |                                                            |
           |                                                        |
             |                                                    |
               |                                                |
                 1/3                                          1/3
               General                                      General
               Partner                                      Partner
              Interest*                                    Interest*
                          |                           |
                            |                       |
                              |                   |
                                |               |
                        ---------------------------------
                            Enstar Cable of Macoupin
                            County (in liquidation)
                        ---------------------------------


------------
* Earnings and losses have been allocated 99% to the limited partners and 1% to the general partners of Enstar IV-3. The general partners of Enstar IV-3 do not own units of partnership interests in Enstar IV-3, but rather hold a profits interest in the income, losses and distributions of Enstar IV-3. In addition to Enstar IV-3's ownership interest in the joint venture, Enstar IV-3 owns cable television assets in Fulton, Kentucky and South Fulton, Tennessee.

                         SELECTED FINANCIAL INFORMATION

         The following table presents selected financial information for Enstar IV-3 and the joint venture at the dates and for the periods indicated. The financial information as of December 31, 1997, 1998, 1999, 2000 and 2001 and for the years then ended was derived from the audited financial statements of Enstar IV-3 and the joint venture, as applicable. The unaudited selected financial information of Enstar IV-3 and the joint venture as of and for the nine months then ended September 30, 2002 reflects all adjustments which are, in the opinion of management, necessary for a fair presentation and of a normal recurring nature. Results for the nine months ended September 30, 2002 do not necessarily indicate results to be expected for the entire year. You should read this financial information in conjunction with the financial statements of Enstar IV-3 and the joint venture, and the related notes, and "Management's Discussion and Analysis or Plan of Operation," included in Enstar IV-3's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission.

                                             ENSTAR INCOME PROGRAM IV-3, L.P.

                                        Nine Months Ended
                                          September 30,                            Year Ended December 31,
                                   -------------------------    ----------------------------------------------------------------
                                       2002*         2001*         2001         2000        1999           1998          1997
                                   ------------   ----------    ----------   ----------   ----------    ----------    ----------
OPERATIONS
STATEMENT DATA:
   Revenues                        $  1,017,600   $1,779,300    $2,374,100   $2,485,800   $2,598,500    $2,649,700    $2,658,100
   Operating expenses                   742,300    1,148,600     1,577,300    1,598,000    1,660,700     1,591,700     1,582,900
   Depreciation and
     amortization                       137,400      248,200       325,700      371,300      519,600       532,000       499,700
   Operating income                     137,900      382,500       471,100      516,500      418,200       526,000       575,500
   Interest income                       45,800       41,000        49,200       86,200       34,300        28,000        32,500
   Interest expense                          --       10,400            --       13,400       12,500        13,000        12,900
   Gain on sale of assets             5,878,800           --            --           --           --           200        45,000
   Equity in net income of
     joint venture                    2,360,800      152,300       194,500      223,000      237,200       207,100       131,900
   Other expense                             --       37,000        32,300       30,700           --            --            --
   Net Income                         8,423,300      528,400       682,500      781,600      677,200       748,300       772,000
   Distributions to partners         11,087,700      376,300       503,800      503,800      503,800       503,800       503,800
Per unit of limited partnership
  interest:
   Net income                            208.03        13.11         16.93        19.39        16.80         18.57         19.16
   Distributions                         275.11         9.34         12.50        12.50        12.50         12.50         12.50

CASH FLOW STATEMENT DATA:
   Net cash from operating
     activities                    $    714,400   $1,187,800    $1,630,000   $  921,300   $  833,300     $ 754,000    $1,342,100
   Net cash from (used in)
     investing activities            10,663,700      (96,600)*     319,600     (211,000)     (95,500)     (226,300)     (500,900)
   Net cash used in financing
     activities                     (11,087,700)    (376,300)     (503,800)    (503,800)    (503,800)     (503,800)     (503,800)


-----------
* On April 10, 2002, Enstar IV-3 completed the sale of its Illinois cable television systems in around Fairfield and Shelbyville, Illinois. Revenues relating to continuing operations of the remaining system for the nine months ended September 30, 2002 and 2001 were $589,000 and $612,200, respectively. Operating expenses relating to continuing operations for the nine months ended September 30, 2002 and 2001 were $492,600 and $461,200, respectively, while operating income relating to continuing operations for the nine months ended September 30, 2002 and 2001 were $96,400 and $151,000, respectively. Net income relating to continuing operations for the nine months ended September 30, 2002 and 2001 were $2,503,000 and 323,200, respectively.

                                      As of September 30,                              As of December 31,
                                   -------------------------    -----------------------------------------------------------------
                                      2002           2001          2001          2000        1999          1998           1997
                                   ----------     ----------    ----------    ----------   ----------    ----------    ----------
BALANCE SHEET DATA:
   Total assets                    $3,482,300     $5,156,200    $5,414,900    $4,467,100   $4,150,700    $4,048,200    $4,113,300
   General Partners' deficit          (28,300)       (40,700)      (40,400)      (42,200)     (45,000)      (46,800)      (49,300)
   Limited Partners' capital        1,630,500      4,280,700     4,307,000     4,130,100    3,855,100     3,683,500     3,441,500


                                                      ENSTAR CABLE OF MACOUPIN COUNTY

                                Nine Months Ended
                                  September 30,                                  Year Ended December 31,
                            ------------------------     ------------------------------------------------------------------------
                               2002*         2001           2001            2000           1999           1998            1997
                            ----------    ----------     ----------      ----------     ----------     ----------      ----------
OPERATIONS
  STATEMENT DATA:
   Revenues                 $  526,000    $1,408,500     $1,877,900      $1,979,600     $1,993,600     $2,003,000      $1,975,900

   Operating expenses          349,940       848,600      1,135,100       1,201,500      1,113,700      1,060,500       1,020,900
   Depreciation and
     amortization               86,600       159,800        226,300         222,900        217,800        344,500         575,400

   Operating income          7,008,000       400,100        516,500         555,200        662,100        598,000         379,600
   Interest income               2,200        72,100         82,400         116,600         49,500         23,300          16,100
   Other expense                    --        15,300        (15,400)         (2,800)            --             --              --

   Net income                7,010,200       456,900        583,500         669,000        711,600        621,300         395,700

   Distributions to
     venturers               9,537,300            --      1,800,000         189,000        105,000         37,500          75,000



                                      As of September 30,                              As of December 31,
                                   -------------------------    -----------------------------------------------------------------
                                      2002           2001          2001          2000        1999          1998           1997
                                   ----------     ----------    ----------    ----------   ----------    ----------    ----------
BALANCE SHEET DATA:
   Total assets                        **         $4,554,000    $3,219,100    $3,938,800   $3,538,900    $3,053,500    $2,564,000
   Venturers' capital                  **          4,554,000     2,579,700     3,796,200    3,316,200     2,709,600     2,125,800

---------
* The Macoupin joint venture had no results of operations for the period subsequent to April 10, 2002 as the result of the sale of its cable systems. ** Total assets and liabilities as of September 20, 2002 were $543,100 and $418,600, respectively.

                                 SPECIAL FACTORS

GENERAL


         Enstar IV-3 was formed on November 4, 1985 to acquire, construct, improve, develop and operate cable television systems in various rural locations in the United States. Enstar IV-3 was formed with an initial capital contribution of $1,100 comprising $1,000 from the corporate general partner and $100 from the initial limited partner. Enstar IV-3 publicly offered units of limited partnership interests beginning in January 1986, and an initial closing took place in November 1986. Limited partnership units were sold at a price of $250 per unit. Enstar IV-3 continued to raise capital until $10.0 million, the offering maximum, was raised in January 1987. Enstar IV-3 acquired cable television systems in Illinois and Kentucky.

         In 1988, Enstar IV-3 entered into a general partnership agreement with Enstar IV-1 and Enstar IV-2 to form the joint venture. Enstar IV-3, Enstar IV-1 and Enstar IV-2 each own one-third of the joint venture. Each of the co-partners share equally in the profits and losses of the joint venture. The joint venture acquired cable television systems in Illinois.

         In November 1999, Charter Communications, Inc. acquired the corporate general partner. As a result, the corporate general partner became an indirect controlled subsidiary of Charter Communications, Inc., the nation's third largest cable operator, serving approximately 6.7 million subscribers. The corporate general partner is responsible for the day-to-day management of Enstar IV-3 and its operations.

         On April 10, 2002, under an asset purchase agreement dated August 29, 2001, Enstar IV-3 sold its Illinois cable television systems in and around Fairfield and Shelbyville, Illinois for a total sale price of approximately $7.6 million (subject to closing sale price adjustments and transaction costs) and, the joint venture sold its cable television system assets in Illinois for a total sale price of approximately $9.4 million, Enstar IV-3's one-third share of which is approximately $3.1 million (subject to closing sale price adjustments and transaction costs), to Charter Communications Entertainment I, LLC and Rifkin Acquisition Partners, LLC, each an affiliate of the corporate general partner (collectively, the "Charter Sale"). In May and September 2002, Enstar IV-3 distributed an aggregate amount of approximately $266 per unit from the proceeds of those sales. The joint venture distributed its remaining assets to its partners in January 2003 and is currently in dissolution.

         Enstar IV-3's current operations consist of cable television systems in and around the communities of Fulton, Kentucky and South Fulton, Tennessee that served an aggregate of approximately 1,622 basic subscribers as of January 31, 2003.


PURPOSE AND REASONS FOR THE TELECOMMUNICATIONS SALE

PURPOSE


         Enstar IV-3's and the corporate general partner's purpose in proposing the Liquidation Plan is to avoid: (1) the likelihood that unless substantial and highly costly technological improvements and upgrades are made to the system's plant, Enstar IV-3 will be unable to compete effectively in its market and will continue to lose subscribers to its direct broadcast satellite, or DBS, competitors; (2) the likelihood that if Enstar IV-3 were to make the significant expenditures needed to compete effectively with DBS providers, its future revenues would not be sufficient to allow Enstar IV-3 to continue to operate profitably; and (3) the risk that Enstar IV-3 might not have sufficient subscriber loyalty to retain (let alone expand) its subscriber base in the face of the existing and expected future competition -- in particular DBS.

REASONS


         The corporate general partner believes that the capital expenditures for upgrades to the system's plant that would be necessary to enable Enstar IV-3 to retain subscribers and offer services comparable or superior to those now offered by its competitors could not be justified by the exptected return. Enstar IV-3 is a small, rural, "stand-alone" cable system and its only franchise -- for Fulton, Kentucky -- currently is expired. The community with the expired franchise agreement will likely require that Enstar IV-3 provide additional programming in order to renew the expired franchise. This additional programming only can be provided by upgrading the system. Enstar IV-3's inability to upgrade these system due to financial constraints impedes Enstar IV-3's ability to renew this franchise. Communities which issue franchises may choose to terminate a franchise for a variety of reasons as communities explore new alternatives to provide their residents with advanced services. Although Enstar IV-3 continues to operate under the expired franchise agreement in this community, the franchisor could elect at any time to prohibit Enstar IV-3 from continuing to operate the system in the applicable areas.

         Enstar IV-3's system faces significant competition from DBS operators. In the geographic areas served by the system, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than does Enstar IV-3's system. As noted by the table below, the system has steadily lost subscribers over the past several years. The corporate general partner believes the decline largely has been attributable to competition from DBS. The corporate general partner's belief that lost customers have migrated to DBS systems is based on DBS's aggressive marketing for new subscribers, the offering by DBS of expanded services, channels and content and DBS's low cost pricing of its services, both in the system's franchise area and industry-wide. The following table sets forth the number of basic subscribers of the Fulton, Kentucky and South Fulton, Tennessee systems since 1995:

              As of December 31,                  No. of Subscribers
              ------------------                  ------------------

                     2002                               1,634
                     2001                               1,715
                     2000                               1,850
                     1999                               1,973
                     1998                               2,110
                     1997                               2,209
                     1996                               2,324
                     1995                               2,293


         As the corporate general partner has experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed Internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid advances in so-called "broadband" technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enable traditional cable television providers, as well as DBS operators, telephone and other utilities, and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, Internet access and telephone service.

         DBS operators, which often can provide over 200 digital programming channels and are now acquiring two-way capability, are in the corporate general partner's view the most formidable competitors to traditional cable operators, and in particular, to Enstar IV-3. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of those subscribers obtained service from DBS operators.

         DBS's market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS always has offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, have typically needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. Additionally, in an effort to compete with cable, DBS operators have generally decreased their once high equipment and installation charges, and monthly DBS subscription rates are typically lower than cable rates.

         The corporate general partner continues to evaluate alternative, cost-effective solutions to increase channel capacity, pay-per-view services, and digital services which would enhance the value of Enstar IV-3's system and be economically prudent. One alternative available is to perform a limited upgrade of the system, through use of small system digital ("SSD") technology that will allow for additional cable channels to be offered through the system's existing cable system architecture. The corporate general partner estimates that an SSD upgrade for the system would cost approximately $____. The SSD upgrade, however, does not enable two-way service or allow for other interactive services currently offered by DBS. Given that this type of upgrade would not allow the system to offer services comparable to those now offered by its competitors, the corporate general partner believes that it would not be economical for Enstar IV-3 to make the capital expenditures necessary given that it has no effective franchise that assures it of the legal right to operate for any fixed future period.

         For these reasons, and particularly the fact that DBS operators offer more services than does Enstar IV-3's system, the corporate general partner expects that the system will continue to face significant competition from DBS, and likely will continue to lose customers. Moreover, the corporate general partner does not expect Enstar IV-3's competitive position to improve, particularly since the estimated cost of upgrading the system to two-way capability in order to be able to offer high-speed Internet service or video services comparable to those available from DBS would be approximately $1.5 million (for an upgrade to 550 megahertz (MHz) capacity) to $1.8 million (for an upgrade to 870 MHz capacity). Upgrade costs are calculated based on a formula dependent on costs for plant modification, headend equipment, installation and the number of homes per mile.

         The corporate general partner's belief that Enstar IV-3's revenues would not be sufficient to justify upgrades costing up to $1.8 million is based on the fact that the low population density in Enstar IV-3's rural system, which spreads subscribers over a large service area, combined with the increasing competition from DBS, limits the system's potential subscriber base, even with a substantial upgrade providing expanded services and two-way transmission capability. Potential revenues generated from the system's approximately 1,600 basic subscribers generating average monthly revenue per subscriber of $40.90 as of September 30, 2002 do not justify an investment in the system of $1.5 million to $1.8 million, even with modest subscriber growth rates which might occur after the upgrade. Although the SSD upgrade would require a significantly less investment, an SSD upgrade does not enable two-way service or allow for other interactive services currently offered by DBS. This type of upgrade would not allow the system to offer services comparable to those now offered by its competitors. As such, the corporate general partner does not believe that an SSD would ultimately prevent subscribers from migrating to DBS systems, which currently offer two-way service capability. Based on these factors, the corporate general partner does not believe that Enstar IV-3 would recoup these upgrade costs by future revenue and subscriber growth and continue to operate profitably.

         The corporate general partner began evaluating strategies for liquidating Enstar IV-3 in 1998, along with the cable television systems of 13 other affiliated Enstar partnerships, due to changes in the industry that had occurred from the early and mid-1980s when the partnerships were syndicated. The strategies evaluated by the corporate general partner included the potential sale of all or substantially all of the cable television assets and the subsequent liquidation of these partnerships. These partnerships operated rural cable systems in Illinois, Missouri, Kentucky, North Carolina, South Carolina, Tennessee, Alabama and Arkansas.

         In May 1999, Charter, Inc. and its affiliates entered into an agreement to acquire the cable television systems operated by affiliates of Falcon Holding Group, L.P. and related entities (collectively, "Falcon"), including the Enstar limited partnerships, for approximately $3.5 billion. Falcon had acquired the corporate general partner from Robert T. Graff in 1993. Falcon requested that Charter acquire the corporate general partner in view of the fact that Falcon was divesting all of its cable television system operations in the transaction. Charter, Inc. agreed to acquire the corporate general partner from Falcon even though it represented an insignificant part of Falcon's overall cable business and did not fit with Charter's business strategy of operating cable systems in more densely populated areas. Charter completed the acquisition of the cable television businesses of Falcon, including the purchase of Falcon's interest in the corporate general partner, in November 1999.

         After the agreement for the Falcon acquisition was executed, Charter, Inc. and Falcon's management decided to continue to pursue the strategy for liquidating the cable television assets of Enstar IV-3 and the joint venture, along with the cable television assets of the other affiliated partnership cable operators. This strategy included the engagement of an experienced broker to market the cable systems of the Enstar partnerships and the subsequent sale of their cable system assets. Charter, Inc. and its affiliates, which had substantial experience in the cable industry, evaluated the ability of the Enstar cable systems to continue to profitably operate and determined that after its acquisition of the corporate general partner, it would be in the best interests of the Enstar partnerships' and their respective unitholders to continue this liquidation strategy.

         In August 1999, the corporate general partner entered into a fee agreement with a broker, Waller Capital Corporation ("Waller"), that provided for Waller to market the cable systems of certain of the Enstar partnerships. At approximately that same time, the corporate general partner also engaged Daniels & Associates, L.P. ("Daniels") to market the cable systems of the remaining Enstar partnerships. However, Waller and the corporate general partner ultimately could not agree upon the terms of Waller's engagement and the parties mutually agreed to terminate the arrangement in December 1999. The corporate general partner then expanded the engagement of Daniels, a prominent business broker with extensive expertise in the cable and telecommunications industry, to market all of the Enstar partnerships' cable systems.


ALTERNATIVES TO LIQUIDATION PLAN NOT PRUDENT

         In addition to the Liquidation Plan, the corporate general partner considered the following alternatives when reaching its conclusion that the Liquidation Plan would be in the unitholders' best interest:

         CONTINUATION OF THE OWNERSHIP AND OPERATION OF ENSTAR IV-3 AND OF THE SYSTEM. This alternative is being made available to the unitholders through this consent solicitation statement. If the unitholders desire to continue Enstar IV-3's ownership and the corporate general partner's operation of the system they may vote to "disapprove" the Liquidation Plan. The continued rationale for ownership and operation of the system could be on either of two bases: (a) the continued operation of the system in its present condition, in which case, for the reasons discussed above, the corporate general partner does not believe Enstar IV-3 would be able to compete with DBS and other more technologically advanced providers and, accordingly, would continue to lose subscribers; or (b) an investment estimated by the corporate general partner to be between approximately $1.5 million to $1.8 million for the system upgrades necessary for Enstar IV-3 to offer services comparable to those of its DBS and other significant competitors. However, as noted above, based on the corporate general partner's projections, and even after taking into account the additional services the system could offer as a result of undertaking those upgrades and thereby obtaining two-way transmission capability (such as interactive programming and high-speed Internet access), Enstar IV-3 would not generate sufficient revenues to both make these additional investments and continue to operate profitably. Enstar IV-3's key franchise covering the most subscribers in Fulton, Kentucky has expired and not been renewed. Although Enstar IV-3 continues to operate under the expired franchise agreement in this community, the franchisors could elect at any time to prohibit Enstar IV-3 from continuing to operate the system in the applicable areas. This community likely will require Enstar IV-3 to provide additional programming in order to renew the expired franchise, which can only be provided by upgrading the system. If Enstar IV-3 were to make the capital expenditures necessary to obtain the franchise renewal there can be no assurance that Enstar IV-3 would receive an extension of the franchise for a period long enough for Enstar IV-3 to earn an adequate return on the substantial investment. Additionally, if Enstar IV-3 were to make these substantial investments necessary to upgrade the system, which the corporate general partner does not believe could be financed by operating revenues or by third party sources on a basis favorable to Enstar IV-3 and its partners, Enstar IV-3 would likely cease to operate at a profit.

         SALE OF THE SYSTEM TO ANOTHER THIRD PARTY. Based on the other bids received in the most recent phase of the "auction" for the system described below, the corporate general partner has concluded that the proposed sale to Telecommunications represents the best transaction obtainable presently and, in all likelihood, for the foreseeable future. For this reason, the corporate general partner believes that a sale of the system to another third party likely would be at a lower total price than offered by Telecommunications and, therefore, in light of the offer by Telecommunications, less financially advantageous to the unitholders. See "--Best Available Transaction--Sale Process" on pages 19-26.

         Accordingly, in view of the sale price offered by Telecommunications and the liquidating distributions that the corporate general partner expects to result from the Liquidation Plan, the corporate general partner believes that the alternatives to the Liquidation Plan are not prudent, and that consenting to the Liquidation Plan would be more favorable to the unitholders than would be investing in substantial upgrades to the system, continuing to operate the system in its present condition or selling the system to another third party.


ABILITY TO SELL UNITS


         The units are not listed on any national securities exchange, nor are they quoted on any inter-dealer quotation system, and there is no established trading market for them. Because of this, the liquidity of a unitholder's investment in Enstar IV-3 is severely limited. Approving the Liquidation Plan will permit Enstar IV-3 to make distributions to the unitholders that the corporate general partner believes could not otherwise be made. If the Liquidation Plan is approved, the corporate general partner expects that the liquidating distributions will aggregate approximately $59 per unit in respect of the Telecommunications
                                     - 17 -

Sale, after estimated closing adjustments, taxes and closing and liquidation expenses and in respect of the remaining net assets of the joint venture.


EFFECTS OF THE TRANSACTION

ON ENSTAR IV-3


         The completion of the Liquidation Plan will, after repayment of Enstar IV-3's debts and obligations, result in the distribution of Enstar IV-3's remaining net assets to the unitholders and the general partners ratably in proportion to their respective percentage interests in Enstar IV-3, and, thereafter, the winding-up and legal dissolution of Enstar IV-3. Consequently, the unitholders' equity interest in Enstar IV-3 will have been extinguished in exchange for the liquidating distributions, and Enstar IV-3 will thereafter no longer be a reporting company under the Securities Exchange Act of 1934, as amended. This means, among other things, that Enstar IV-3 will no longer file, and the unitholders will no longer receive, annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. As shown in the following table, these filings have cost Enstar IV-3 an average of $48,600 per year for the past three years.


                                            1999         2000        2001          TOTAL
                                            ----         ----        ----          -----
Audit Fees.............................  $  36,200    $  36,100    $  40,800     $ 113,100
Printing and Filing Fees...............     10,900       10,900       10,900        32,700
                                         ---------    ---------    ---------     ---------
Total..................................  $  47,100    $  47,000    $  51,700     $ 145,800

Average over 3 years...................                                          $  48,600




ON THE UNITHOLDERS


         The effects on the unitholders of completing the Liquidation Plan will be the receipt, upon completion of the Liquidation Plan, of liquidating distributions totaling approximately $59 per unit in respect of the Telecommunications Sale, before applicable taxes. Completion of the Liquidation Plan will, therefore, extinguish the unitholders' interest in Enstar IV-3 and the system. Depending upon their individual circumstances, unitholders may owe federal and/or state income taxes in respect of those distributions. For more information on the effect of the Liquidation Plan, please see "-- Federal Income Tax Consequences of the Liquidation Plan" on pages 39-42, "-- Disadvantages of the Liquidation Plan" on page 38 and "-- Consequences of Failure to Approve the Liquidation Plan" on page 38.


ON THE GENERAL PARTNER

         The principal advantages to the corporate general partner of completing the Telecommunications Sale and the Liquidation Plan are its receipt of an estimated liquidating distribution of approximately $11,900 in respect of the Telecommunications Sale. The corporate general partner and its affiliates also will receive approximately $80,200 in repayment of deferred management fees and approximately $138,900 in repayment of deferred expenses owed to the corporate general partner and its affiliates by Enstar IV-3. The corporate general partner also will avoid the risks of continued operation of the system and managerial responsibility for (1) the estimated investment of $1.5 million to $1.8 million for required comprehensive system upgrades to address competitive disadvantages of the current system, including the need to obtain the financing that would be required, (2) coping with the uncertainty of whether such comprehensive upgrades would improve the system's competitiveness or operating performance, (3) responding to increasing competition from technologically advanced competitors,
(4) addressing the

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

uncertain effects of future legislation and regulations, and (5) responding to continuing rate pressure from DBS operators.


         The principal disadvantages to the corporate general partner of completing the Telecommunications Sale and the Liquidation Plan are the incurring of the above risks as well as the disadvantages discussed under "-- Disadvantages of the Liquidation Plan" on page 38.


BEST AVAILABLE TRANSACTION

SALE PROCESS


         The corporate general partner and the other participants believe that the process through which offers were solicited for the system acted as a "market check" with respect to the sale price and other terms offered. A "market check" is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the best available purchase price and most favorable terms then obtainable from a willing purchaser.

         o INITIAL PHASE OF THE SALE PROCESS. The corporate general partner began evaluating strategies for liquidating Enstar IV-3 and other affiliated Enstar partnerships in 1998, based on its belief that the market for cable systems generally had improved and that it was an appropriate time to seek the sale of the systems given that they were syndicated in the mid-1980s. The strategies evaluated by the corporate general partner included the potential sale of substantially all of Enstar IV-3's and the joint venture's assets to third parties and the subsequent liquidation of Enstar IV-3 and the joint venture. In May 1999, Charter, Inc. entered into an agreement to acquire the corporate general partner from Falcon Communications, L.P., along with all of the cable television assets of Falcon Communications. In view of the fact that the rural Enstar cable systems did not fit with Charter, Inc.'s strategy of operating systems in more densely populated areas, the corporate general partner and Charter decided to continue to pursue the strategy for liquidating the cable television assets of Enstar IV-3, the joint venture and the other affiliated partnership cable operators. Charter acquired ownership of the corporate general partner in November 1999.

         In December 1999, the corporate general partner engaged Daniels & Associates, L.P. ("Daniels"), a prominent business broker with extensive expertise in the cable and telecommunications industry, to market Enstar IV-3's and the joint venture's cable television systems, as well as the cable systems of 12 other affiliated Enstar partnerships, to third parties. These partnerships included: Enstar Income Growth Program Six-A L.P., Enstar Income Growth Program Six-B L.P., Enstar Income Program 1984-1 L.P., Enstar Income Program II-1, L.P., Enstar Income Program, II-2 L.P., Enstar Cable of Cumberland Valley, Enstar IV/PBD Systems Venture, Enstar VII, L.P., Enstar VIII, L.P., Enstar IX, L.P., Enstar X, L.P. and Enstar XI, L.P. These partnerships represent all cable systems of the Enstar affiliated partnerships. The following table sets forth the partnerships and the states in which they directly or indirectly owned cable systems as of December 1999:

                                                   Cable System Locations
        Partnership                                as of December 1999
        -----------                                -------------------

        Enstar Cable of Macoupin County. . . . . . Illinois
        Enstar Income Program IV-3, L.P. . . . . . Kentucky and Illinois
        Enstar Cable of Cumberland Valley. . . . . Kentucky, Tennessee and
                                                   Missouri
        Enstar Income Program 1984-1, L.P. . . . . North Carolina and Tennessee
        Enstar Income Program II-1, L.P. . . . . . Illinois
        Enstar Income Program II-2, L.P. . . . . . Illinois and Missouri
        Enstar IV/PBD Systems Venture. . . . . . . Illinois and Missouri
        Enstar Income/Growth Program Six-A, L.P. . Illinois and Tennessee Enstar Income/Growth Program Six-B, L.P. . Georgia, Missouri and Utah
        Enstar VII, L.P. . . . . . . . . . . . . . South Carolina
        Enstar VIII, L.P.. . . . . . . . . . . . . South Carolina
        Enstar IX, L.P.. . . . . . . . . . . . . . Alabama
        Enstar X, L.P. . . . . . . . . . . . . . . Tennessee
        Enstar XI, L.P.. . . . . . . . . . . . . . Arkansas

         Enstar Income/Growth Program Six-B, L.P. completed the sale of all of its cable system assets to Falcon Cablevision and Falcon Telecable, two of its affiliates, on December 31, 1999, for an aggregate purchase price of $12.9 million. This sale was completed under an asset purchase agreement, dated as of November 6, 1998, and amended as of March 30, 1999.

         Over a period of nine months, Daniels solicited offers to purchase Enstar IV-3's and the joint venture's cable television systems along with the systems of those other affiliated partnerships. Based on its knowledge of the telecommunications industry, cable and telecommunications companies, and its knowledge and experience of those companies' strategic plans and interests, during this period Daniels contacted approximately 45 prospective purchasers that it believed represented virtually all the parties which then would both be potentially interested in such an acquisition and financially capable of completing it. Based on the responses to those contacts, Daniels sent written evaluation materials to 21 of them.

         The sales process was designed by Daniels and the participants to encourage potential buyers to bid on one or a combination of individual cable systems in which a potential buyer might be interested, or on a collective basis for all of the systems. The corporate general partner determined not to market Enstar IV-3's and the joint venture's systems separately from the other Enstar partnerships and their systems, although any interested buyer of the joint venture's system was permitted to submit a bid for only that system. It was the corporate general partner's judgment that marketing the systems as a group would be beneficial to Enstar IV-3. Based on the corporate general partner's experience in the cable television industry, the general partner believed that a higher sale price for a given system often can be obtained when cable television systems are marketed as part of a larger, "bundled" package than when marketed individually or in smaller units. The general partner believes this is particularly true where the cable systems serve small town or rural areas with a relatively small number of subscribers per headend, as is the case with Enstar IV-3's, the joint venture's and the other affiliated partnerships' cable systems. For example, a buyer may be able to achieve economies of scale by acquiring a larger number of subscribers and, therefore, larger potential cash flow, by incurring the same fixed costs it would incur in acquiring fewer subscribers. In addition, a buyer that operates existing, adjacent systems, can achieve further economies by integrating newly-acquired subscribers and cable plant into its existing operations, thus reducing its per-subscriber operating costs.

         The marketing process chosen by the corporate general partner allowed potential purchasers to bid on Enstar IV-3's and the joint venture's cable systems individually, or on a collective basis with the cable systems of some or all of the other partnerships that were offered for sale. As detailed further below, the corporate general partner in some cases received bids for the individual cable systems of certain Enstar partnerships. Other bidders submitted bids which covered multiple cable systems. If either Enstar IV-3's or the joint venture's systems were marketed on an individual basis separately from the other Enstar partnerships, the corporate general partner would have only solicited bids from third parties willing to purchase Enstar IV-3's or the joint venture's individual, rural cable system. For these reasons, the corporate general partner determined that a marketing strategy which marketed the systems on a collective basis, but which allowed bids on individual systems, would produce the best transaction available to Enstar IV-3 and its unitholders. The corporate general partner, however, could not ensure that marketing the systems on a collective basis produced a better price or a better transaction than marketing the systems separate from the cable systems of the other Enstar partnerships.

         Five parties conducted due diligence with respect to the cable television systems of all Enstar affiliated partnerships. This resulted in a non-binding proposal from an affiliate of Mediacom Communications Corporation in March 2000 to purchase certain of the cable systems of nine of those affiliated partnerships, including the joint venture's system, for $117.8 million. Mediacom's proposal was for all Enstar cable systems in Alabama, Arkansas, Illinois, Kentucky and Missouri. Under this original proposal, Mediacom would have paid $8.15 million to Enstar IV-3 for its Illinois systems and $9.9 million to the joint venture for its systems, subject to various closing and other adjustments. Mediacom's bid did not include Enstar IV-3's Kentucky and Tennessee systems. This was a price of $2,200 per subscriber for Enstar IV-3 and the joint venture, based on the number of subscribers served by the system at that time.

         In addition, in March 2000, an affiliate of Gans Multimedia Partnership submitted a bid to acquire all Enstar systems in Tennessee, North Carolina and South Carolina, including Enstar IV-3's Fulton, Kentucky system. Gans and certain of the Enstar partnerships entered into a letter of intent for these systems in April 2000. Under this proposal, Gans would have paid to Enstar IV-3 a sale price of approximately $1,687 per subscriber for its Tennessee and Kentucky systems. Neither Mediacom nor Gans are affiliated with Enstar IV-3 or any of the participants. Small Town Cable also submitted a bid for systems in Tennessee, North Carolina and South Carolina. Classic Communications and Suncast Communications submitted bids for all the Enstar systems except Tennessee, North Carolina and South Carolina. Small Town Cable, Classic Communications and Suncast Communications could not demonstrate their ability to obtain necessary financing.

         However, in June 2000, after several weeks of negotiations and additional due diligence, but before a definitive purchase agreement had been signed, Mediacom orally made a revised offer that substantially reduced its bid price to $93.0 million. Mediacom lowered its offer after conducting due diligence on all of the systems, citing higher than expected capital costs, greater concern for competition in the franchise areas served by the Enstar partnerships' systems and a general decline in the market for cable industry sales prices, as reasons for reducing its bid.

         In response, Daniels again requested written proposals from all parties it was aware remained interested in acquiring the systems. Only Mediacom and Gans submitted written offers in response to that request. Mediacom's offer of $97.0 million related to the systems operated by Enstar partnerships in Kentucky, Illinois, Missouri, Arkansas and Alabama. Mediacom's sale price, though higher than its oral proposal, was substantially lower than its original proposal for all of the systems in its bid. The portion of

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

the aggregate sale price payable to Enstar IV-3 and to the joint venture for their Illinois systems would have been reduced to approximately $6.4 million and $7.9 million, respectively. Mediacom's bid did not include Enstar IV-3's Kentucky and Tennessee systems. The Gans affiliate, however, submitted a written bid of approximately $100.0 million for the cable systems of the Enstar partnerships in Kentucky, Illinois, Missouri, Arkansas and Alabama. This bid supplemented Gans' prior bid for the systems in Tennessee, North Carolina and South Carolina. Approximately $7.4 million would have been payable to Enstar IV-3 for its Illinois systems. Approximately $9.1 million would have been payable to the joint venture for its Illinois systems. Gans' prior bid of $1,687 per subscriber covered Enstar IV-3's Kentucky and Tennessee systems. Both Mediacom and Gans communicated with their offers that their bids were made on all the systems included in their bid and were not made for individual systems. Following this process, and particularly as the result of Mediacom's prior actions in lowering its bid, the corporate general partner believed that Gans had submitted a more reliable bid and that it was more likely that Gans would follow through to complete the transaction. No other party bid on the systems at that time, and the other parties that originally had submitted bids, Small Town Cable, Classic Communications, and Suncast Communications had by then withdrawn their bids.

         In June 2000, Gans and those affiliated sellers with systems in Tennessee, North Carolina and South Carolina entered into a purchase agreement for those systems. In late July 2000, after commencing to negotiate a purchase agreement with Gans, the corporate general partner was notified that Daniels' New York City office had in the past and currently was representing Gans Multimedia Partnership, the proposed buyer's parent company, in certain equity financing and mergers and acquisitions matters. When the corporate general partner was notified of this potential conflict of interest, it promptly advised all parties who had submitted bids for those Enstar systems not located in Tennessee, North Carolina and South Carolina, allowing them to withdraw or re-bid. Gans re-bid at that time, resubmitting its original bid. The corporate general partner also received a bid from the City of Poplar Bluff for the system operated by an affiliated partnership in that city.

         Subsequently, in August and September 2000, Gans, the joint venture and the other affiliated sellers entered into two additional definitive purchase agreements for all of the systems operated by the affiliated partnerships. The total purchase price for all of the Enstar systems was $128.0 million, under which $7.4 million was allocated to Enstar IV-3's Illinois systems, $3.4 million was allocated to its Kentucky and Tennessee systems, and $9.1 million was allocated to the joint venture's system. These prices represented $2,000, $1,729 and $2,000 per subscriber, respectively.

         In February 2001, the corporate general partner and Gans began negotiating an amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. This amendment was necessary in order to amend a condition in the purchase agreement which provided that grantors of cable franchises covering at least 90% of the aggregate subscribers of all the sellers must have consented to transfer those franchises to Gans prior to closing. It had become apparent at that time that this condition could not be satisfied by the selling partnerships because of the inability to obtain consent with respect to the franchise in the City of Covington, Tennessee. In addition, Daniels was advised that Gans could not obtain adequate financing for the transaction, even if the requisite franchise consents could have been obtained.

         In April 2001, following a series of discussions and meetings, negotiations between the general partner and Gans reached an impasse, which caused them to determine that they would not be able to agree on the amendment. As a result of this, and in view of the corporate general partner's understanding of Gans's inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement without liability to either party. After the decision was made to terminate the purchase agreement, the corporate general partner and the participants determined to take the systems off the market.

         o SUBSEQUENT PHASE OF THE SALE PROCESS. Following the decision to take the systems off the market, potential buyers who were aware of the corporate general partner's prior interest in selling the systems as a result of the previous efforts to market the systems, informally communicated their interest in pursuing the purchase of the systems to Daniels and the corporate general partner.

         As a result of these informal inquiries, Daniels then commenced a second phase of marketing Enstar IV's, the joint venture's and the other affiliated partnerships' cable systems in May 2001, contacting approximately 23 prospective purchasers based on Daniels's and the corporate general partner's knowledge of the industry and feedback that previously had been received. These prospective purchasers included parties who had received marketing materials during the first phase of marketing. Based on the responses received, Daniels sent updated evaluation materials to approximately eight of them. Daniels solicited offers through a bid process. As a result of this process, none of the bidders knew the contents or amount of any other bid. Bidders may, however, have been aware of the terms of Gans's prior bid for the systems through public reports filed with the Securities and Exchange Commission made by those Enstar affiliated partnerships subject to public reporting requirements, including Enstar IV-3. The corporate general partner believed that the bidders would not have been aware of the terms of Mediacom's prior bid, which had not been made public. Bidders were allowed to conduct due diligence investigations of the systems prior to submitting their bids.

         This process produced bids in July 2001 for all of the systems located in Illinois, including Enstar IV-3's and the joint venture's Illinois systems. Charter Communications, Inc. and its affiliates bid $63.0 million, of which $7.6 million, or $2,258 per subscriber, was allocated to Enstar IV-3's Illinois systems and $9.0 million, or $2,258 per subscriber, was allocated to the joint venture's Illinois systems. Mediacom bid $50.4 million, of which $6.0 million, or $1,800 per subscriber, was allocated to Enstar IV-3's Illinois systems and $7.6 million, or $1,800 per subscriber, was allocated to the joint venture's Illinois systems. Susquehanna Cable bid $50.0 million, with $3.5 million, or $1,792 per subscriber, allocated to Enstar IV-3's Illinois systems and $7.5 million, or $1,792 per subscriber, allocated to the joint venture's Illinois systems. Boston Ventures, Cascade Broadband and Sunrise Communications also submitted bids for the Illinois systems of $37.8 million, $32.0 million and $42.1 million, respectively, but did not allocate their bids to the various individual systems. None of the bidders were affiliated with Enstar IV-3 or the corporate general partner other than Charter, Inc., and its affiliates.

         The corporate general partner determined that the bid from Charter, Inc. and its affiliates, for those portions of the systems located in Illinois, was the best transaction for the sale of the partnerships' Illinois systems. This determination was based primarily on the fact that Charter's bid was substantially higher in price than the other bids. Charter submitted its bid only for the Illinois systems based on its evaluation of all of the systems and its determination that the Illinois systems presented the best addition to its ongoing operations and business strategy. The asset purchase agreement with Charter, dated as of August 29, 2001, was for $63.0 million and covered the sale to Charter of cable television systems directly or indirectly owned by six different limited partnerships managed by the corporate general partner, including the Illinois systems of Enstar IV-3 and all of the systems of the joint venture. The sale price offered by Charter for the systems represented $2,258 per subscriber. This transaction closed in two stages in April and September 2002.

         This second phase of marketing also produced a variety of other bids for other portions of the affiliated partnerships' systems. In July 2001, Time Warner bid $500 per subscriber for certain of the Tennessee systems, which did not include Enstar IV-3's or the joint venture's systems. The cities of Poplar Bluff, Dexter/Bloomfield and Malden/Campbell bid $5.5 million, $3.6 million and $2.0 million, respectively, for the systems serving their cities. Two bids were received in August 2001 for systems

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

located in Dexter, Bloomfield, Malden and Campbell, Missouri from Galaxy Cablevision and Capital Cable for $7.0 million and $6.3 million, respectively.

         In August 2001, Capital Cable submitted a bid for $32.8 million, or $850 per subscriber, for those systems in Kentucky, Tennessee, Missouri, Arkansas, South Carolina and North Carolina, which included Enstar IV-3's remaining system and the joint venture's remaining system. Capital Cable later resubmitted its bid for those systems, increasing its bid to $1,000 per subscriber. Buford Media submitted a bid in September 2001 for a range of prices from $31.3 million to $39.2 million, or $800 to $1,000 per subscriber, for systems located in Kentucky, Tennessee, Missouri, South Carolina, North Carolina and Arkansas, which included the joint venture's remaining system. TS Communications submitted a bid in September 2001 for $4.3 million for systems in Dexter and Bloomfield, Missouri and $1.7 million for systems in Malden and Campbell, Missouri. TS Communications later revised its bid in October 2001 to $4.2 million for the Dexter and Bloomfield, Missouri systems and $1.6 million for the Malden and Campbell, Missouri systems. A bid also was received in December 2001 from Cable South for $1.1 million for the system serving Bolivar and Hardeman, Tennessee. Buford Media bid for all of the systems in Kentucky and Tennessee in January 2002 for a total price of approximately $17.3 million, or $850 per subscriber, which included Enstar IV-3's and the joint venture's systems. These bidders submitted their bids in different formats, on a state-wide or area-wide basis, and not per partnership or per system. The bid prices apportioned to Enstar IV-3 and the joint venture in the foregoing bids are based on allocations made by the corporate general partner. None of the bidders were affiliated with Enstar IV-3 or the corporate general partner.

         In January 2002, the corporate general partner instructed Daniels to discontinue marketing Enstar IV-3's remaining Fulton, Kentucky and South Fulton, Tennessee system. The corporate general partner had determined that the remaining system continued to struggle and experience customer losses due to competition in the industry and the declining economic environment for cable systems. None of those bids presented what the corporate general partner believed at the time were acceptable terms for the sale of Enstar IV-3's remaining system.

         In February 2002, Daniels received a bid valued at $12.6 million from Roy Baker, an affiliate of Access, for systems located in Kentucky, which do not include Enstar IV-3's remaining Kentucky system. In May 2002, a bid was received from Roy Baker and Cumberland for all of the same Kentucky systems for a price of $10.6 million.

         In early June 2002, Daniels sent another request for bids on all Enstar systems to interested parties. Buford Media bid $26.2 million for systems in Kentucky, Tennessee, Missouri, North Carolina, South Carolina and Arkansas. This bid was $900 per subscriber for Enstar IV-3's remaining system. Cable Direct bid $25.2 million for systems in Kentucky, Tennessee and Missouri, including $800 per subscriber for the Enstar IV-3's remaining system. Cable Direct later proposed to substitute a separate entity, Telecommunications, as the bidder in its place. Capital Cable bid $26.9 million, or $749 per subscriber, for systems in Kentucky, Tennessee, Missouri, North Carolina, South Carolina and Arkansas, including Enstar IV-3's remaining system. A combined bid was submitted by Roy Baker, Access Cable and Cumberland Cellular for $10.6 million for systems in Kentucky and Tennessee systems which do not include Enstar IV-3's system. TS Communications submitted a bid of $6.3 million for systems in Missouri and Arkansas. None of the bidders were affiliated with Enstar IV-3 or the corporate general partner.

         This process produced Telecommunications as the party, in the corporate general partner's view, that offered the best transaction for the sale of Enstar IV-3's system. Although Telecommunications bid of $800 per subscriber was lower in price than the bid submitted by Buford Media of $900 per subscriber, Telecommunications' bid included closing conditions that were standard in the industry, with no
                                     - 24 -


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

contingencies for obtaining financing. Neither Buford or Capital Cable were able to confirm their financial ability to consummate the transactions. In addition, Cable Direct later proposed to change its bid for Enstar IV-3's system to $825 per subscriber. Overall, the corporate general partner believed that Telecommunications had a higher likelihood of completing the transaction.

         The general partner negotiated with Cable Direct, the predecessor bidder to Telecommunications, for the sale of the system beginning in July 2002 on an arm's-length basis. Cable Direct signed a letter of intent to purchase the system in September 2002. Cable Direct later agreed to substitute a separate entity, Telecommunications, as the bidder in its place. These negotiations resulted in Enstar IV-3 entering into an asset purchase agreement with Telecommunications. There were no material changes to the asset purchase agreement from the terms of the final bid received from Telecommunications.

         The asset purchase agreement, dated as of November 8, 2002 with Telecommunications, covers the sale of cable television systems owned by 10 different limited partnerships managed by the corporate general partner, including Enstar IV-3's remaining system. Telecommunications has agreed purchase Enstar IV-3's system for a sale price of $1.3 million, subject to closing sale price adjustments, an escrow for indemnity claims and transaction costs. The sale price offered by Telecommunications for the system represents $825 per subscriber. As of January 31, 2003, as a result of subscriber shortfalls, adjustments to the purchase price under the Telecommunications Sale would have amounted to $5,775 if closing had occurred at that time.

         The general market for cable television systems peaked in 2000, and has been on a steady decline since that point. This is best evidenced by the significant decline in the value of publicly traded cable stocks of 21% to 99% from August 2000 to November 2002. This reduction in value was due to a number of factors, including a decline in the overall stock market, increased competition from DBS operators and the resulting decrease in the number of cable subscribers, a tightened market for debt for cable television acquisitions, the accounting scandal at cable operator Adelphia Communications Corporation, and poorer than expected operating results from a number of public cable companies.


         These issues affected all cable television operators and, in particular, operators of rural cable systems due to increased competition from DBS, as evidenced by the loss of significant numbers of subscribers, and thus the loss of revenues and operating cash flow. Two of the largest operators of rural cable systems, publicly traded Classic Cable and privately held Galaxy Telecom, filed for Chapter 11 bankruptcy protection in late 2001.


         The purchase price agreed to by Gans and Enstar IV-3 in August 2000 would have allocated $3.4 million to Enstar IV-3's Fulton, Kentucky and South Fulton, Tennessee system. This bid was approximately $2.1 million, or 62% percent, higher than the aggregate purchase price ultimately offered by Telecommunications. However, the price offered by Gans was received approximately two years prior to the bid received from Telecommunications. This decline in price was consistent with the general decline in sales prices of cable television systems that has occurred in the industry since 2000. As a result, the corporate general partner does not believe that the price submitted by Gans is relevant in evaluating the bids submitted for the system during the second phase of the bidding process.

         The corporate general partner and the other participants believe that the entire "auction" process conducted by Daniels and described above constituted an active "market check" with respect to the sale price and other terms of the sale of Enstar IV-3's and the joint venture's systems. Daniels contacted the parties that it believed constituted a representative sample of virtually all prospective purchasers of those cable systems and required all interested parties to submit bids, without knowing the identities of the other bidders or the terms of the other bids. This process enabled Daniels to canvass a representative universe

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consisting of a large number of actual, prospective buyers and to objectively determine the range of current market values of the systems, as given by willing purchasers. In fact, the corporate general partner and the other participants believe that the "auction" process conducted by the broker is the most effective and accurate means for ensuring that the agreement with Telecommunications is the best price and represents the best transaction currently available in the market from a willing buyer.


CONSENT PROCEDURES AND PROCEDURAL SAFEGUARDS


         The Liquidation Plan can take place only if it is consented to by a majority-in-interest of the unitholders, none of whom is an affiliate of Enstar IV-3, the corporate general partner, the individual general partner, Telecommunications or any of the other participants. If a majority-in-interest of the unitholders vote to disapprove any proposal included in the Liquidation Plan, either affirmatively, by failing to vote, or by voting to "abstain," the Liquidation Plan will not be consummated.


         The corporate general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreement with Telecommunications. However, the purchase agreement was negotiated by the corporate general partner on an arm's-length basis with Telecommunications, an unaffiliated prospective purchaser.

DETERMINATION OF THE SALE PRICE


         o GENERAL. The offer by Telecommunications of approximately
$1.3 million, in cash, for the Enstar IV-3 system was the best offer received in respect of the system in the most recent bid solicitation.

         The valuation of a cable television system for purposes of a sale is a highly subjective process, but the sale price will ultimately reflect the future value the purchaser expects to receive from operating the system, offset by future expenditures expected to be required for the systems to remain technologically current and to satisfy franchising authorities. Numerous factors affect this valuation, the most important among them being the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the customer base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, the franchises will be renewed or extended. Based on its business experience in the cable television industry, the corporate general partner and the other participants believe that when Enstar IV-3's system is measured against these factors, the sale price offered by Telecommunications is commercially reasonable for small systems with demographics and technological capabilities comparable to Enstar IV-3's system.

         o CURRENT MARKET PRICES AND UNSOLICITED OFFERS FOR UNITS. Neither the corporate general partner nor the other participants based their conclusion that the sale price offered by Telecommunications for the system is the best transaction available to the unaffiliated unitholders on a comparison of either the sale price or the anticipated liquidating distributions to historical or current market prices for units, or to recent unsolicited offers for units. This is principally because neither the general partner nor any of the other participants believe that the available, published data on secondary market sales of units, or most recent unsolicited, third-party offers for units, provide a reliable or appropriate basis for valuing the system.

         First, there is not and has not been an established market for the units, either on a national securities exchange, an inter-dealer quotation system, over-the-counter or otherwise. Trades in the units have been limited to sporadic transactions in an unregulated, informal secondary market. It is not known whether these trades have been on a fully arm's-length basis, whether the buyers and sellers have each had access to all material information regarding Enstar IV-3, its financial condition, the value of its assets and its prospects for the future, or whether such trades have fairly reflected the then-current market value of Enstar IV-3's assets.

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         Second, recent unsolicited offers to purchase units have been made only by a few institutional holders whose intention is believed by the corporate general partner and the other participants to be to purchase units at a significant discount to their actual value with a view toward selling them (or their asset equivalent) at a substantially higher price in a subsequent sale or liquidation of Enstar IV-3. In light of this, neither the corporate general partner nor any of the other participants are of the view that the prices offered by these potential buyers of units are fairly indicative of any accurate valuation of the system or appropriate to any evaluation of the sale prices offered for the Enstar system.

         o APPRAISALS AND OPINIONS. The corporate general partner did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale price offered by Telecommunications for the system or the other terms of the Telecommunications Sale. The corporate general partner and the other participants believe that the process through which offers were solicited for the system, together with the facts that the purchase agreement was negotiated on an arm's-length basis with an unaffiliated prospective purchasers and the bid offered by Telecommunications was the best bid received for the remaining system assets during the most recent bidding process, provide a sufficient basis for the corporate general partner's and the other participants' belief that the Telecommunications Sale is the best transaction available to the unitholders.

         o DISCOUNTED CASH FLOW VALUE; GOING CONCERN VALUE. Neither the corporate general partner nor any of the other participants evaluated either the sale price offered by Telecommunications, or the anticipated liquidating distributions, on a discounted cash flow or "going concern" basis. The corporate general partner does not believe that basis is relevant because of current market conditions, including the competition faced by Enstar IV-3 and trends in the telecommunications industry generally, and the fact that a significant number of the system's subscribers are in areas as to which Enstar IV-3 is operating under a franchise that is terminable at will by the franchisor. These factors are likely to have a substantial adverse effect on Enstar IV-3's ability to maintain its current revenue levels and profitability for the foreseeable future. For this reason, the corporate general partner and the other participants concluded that valuations that assume a continued, long term viability or cash flow stream would not reliably predict the future value of Enstar IV-3.

         o OTHER FACTORS. In addition to being, in the corporate general partner's opinion, the buyer making the best offer and the best resulting transaction for the sale of the system, the terms proposed by Telecommunications were, in the corporate general partner's and the other participants' opinion, favorable, overall, to the unitholders. Specifically, as set forth in the purchase agreement with Telecommunications:


         o there is no financing contingency that would make Telecommunications' obligations contingent upon obtaining adequate financing to complete the purchase; and


         o Telecommunications' obligation to close is not contingent upon Enstar IV-3 obtaining at its own expense a Phase I environmental assessment report confirming that the owned or leased real property included in the assets to be sold to Telecommunications is free of hazardous materials and contaminants.

         Given the current competitive environment in which the system operates, the fact that costly upgrades are required in order for Enstar IV-3 to be able to compete with DBS operators, which currently offer more services than does Enstar IV-3 and to which Enstar IV-3 historically has lost significant numbers of customers, and the financial risks involved in making the substantial capital investments the corporate general partner believes will be necessary to address those challenges and the status of Enstar IV's franchises, the corporate general partner and the other participants concluded that the Liquidation

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

Plan, and the estimated aggregate liquidating distribution of $59 per unit in respect of the Telecommunications Sale, is in the best interests of Enstar IV-3 and the unitholders.

RECOMMENDATION OF THE CORPORATE GENERAL PARTNER AND OTHER PARTICIPANTS

         The corporate general partner and the other participants each believe that the advantages exceed any disadvantages of consummating the Liquidation Plan at this time. Accordingly, the corporate general partner and the other participants each recommends that the unitholders approve the Liquidation Plan.

         In making this recommendation, the participants considered the following material factors:

         o If the Liquidation Plan is approved, Enstar IV-3 will be able to consummate the Telecommunications Sale for an amount that the corporate general partner and the other participants believe represents the best available transaction for sale of the assets of Enstar IV-3 and upon terms that the corporate general partner and the other participants believe will entail favorable transaction costs and permit an efficient consummation of the sale. The sales price offered by Telecommunications of $1.3 million for the system ultimately represents the best proposal for the system resulting from the offering process. The Telecommunications Sale will be subject to escrows aggregating $43,804 for indemnity claims and closing adjustments.

         o The sale price was determined through an "auction" process conducted by an independent broker and effected a "market check," which supports the general partner's and the other participants' belief that the price offered by Telecommunications represents the best available purchase price for Enstar IV-3's system. The broker, which specializes in the cable television industry, contacted a broad sample of known prospective buyers of Enstar IV-3's system. The corporate general partner believes that none of the bidders knew the sale prices or other terms of the other bids until all of the bids were received and opened. Although the sales price offered by Telecommunications, which was received in the second phase of bidding, is significantly lower than the sales prices originally offered for the system by Gans and Mediacom in the first phase of bidding, this decline was consistent with the general decline in sales prices of cable television systems that has occurred in the industry since 2000.


         o The purchase agreement with Telecommunications contains closing conditions that are standard in the industry and were negotiated on an arm's-length basis. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, which includes Enstar IV-3's system. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.


         o By selling its system now, Enstar IV-3 would significantly reduce the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things: the increasing number of entities that provide high quality video programming, Internet and telephony services, particularly DBS operators; the uncertainty of the future effects of legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to

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

                  upgrade their systems and increase their service offerings; the financial difficulties inherent in small cable television systems acquiring the technological infrastructure needed to compete with "broadband" providers of multiple television, Internet and telephony services; increasing costs of obtaining quality programming; the potential for termination of Enstar IV-3's franchises covering a significant number of its subscribers; and the competitive pressure to maintain rates at a level competitive with DBS operators.


         o Because there is no established trading market for the units, the unitholders' ability to sell their units has been and for the foreseeable future will be limited to sporadic sales within an informal secondary market.


         o In order for the Liquidation Plan to be authorized and completed, the holders of a majority of the units must first approve the Liquidation Plan. None of the unitholders are affiliates of Enstar IV-3, the general partners of Enstar IV-3 or any of the other participants.

         o There exists the risk that by selling the system now, Enstar IV-3 and the unitholders would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system. However, neither the corporate general partner nor any of the other participants believe that a sufficient increase in revenues is likely to result from upgrades, or that in its present condition, the system's sale value is likely to increase. Accordingly, in the view of the corporate general partner and the other participants, these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

         o The corporate general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreement with Telecommunications. The corporate general partner did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale price offered Telecommunications for the system or the other terms of the Telecommunications Sale. The corporate general partner and the other participants believe that the process through which offers were solicited for the system, together with the facts that the purchase agreement was negotiated on an arm's-length basis with an unaffiliated prospective purchaser, provide a sufficient basis for the corporate general partner's and the other participants' belief that the Telecommunications Sale is the best transaction available to the unitholders.

         o Charter, Inc. agreed in May 1999 to acquire the corporate general partner as part of a larger sale in which Charter, Inc. acquired all of the cable businesses of Falcon. The corporate general partner already had been evaluating strategies for liquidating Enstar IV-3 and the other Enstar partnerships since 1998. Before the transaction closed, Charter, Inc. and Falcon's management decided to continue the liquidating strategy because the Enstar cable systems did not fit with Charter, Inc.'s business strategies. The corporate general partner entered into agreements with two brokers, one of which was Daniels, to market the cable systems of the Enstar partnerships. The corporate general partner ultimately expanded Daniels' engagement to market all of the Enstar partnerships' cable systems.

         o The sales process used to market the cable systems of the Enstar partnerships was designed to encourage potential buyers to bid on one or a combination of individual cable systems, or on a collective basis for all of the systems. The corporate general partner and the other participants determined that marketing Enstar IV-3's and the joint venture's systems as part

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                  of a larger group was in the best interests of Enstar IV-3's unitholders. Based on their experience in the cable television industry, the corporate general partner and the other participants believe that a higher sale price for a given system often can be obtained when cable television systems are marketed as part of a larger, "bundled" package than when marketed individually or in smaller units. The corporate general partner, however, could not ensure that marketing Enstar IV-3's system on a collective basis produced a better price or a better transaction than marketing the system separate from the cable systems of the other Enstar partnerships. Charter, Inc., one of the participants, and Charter, Inc.'s affiliates, participated in the bidding for certain of the Enstar cable systems. Charter, Inc.'s affiliates purchased portions of those Enstar systems located in Illinois, including all of the joint venture's assets and Enstar IV-3's systems in Fairfield and Shelbyville, Illinois. Charter, Inc. only bid on systems in Illinois, which it believed presented the best addition to its ongoing operations and business strategy. Enstar IV-3's remaining systems are located in Kentucky and Tennessee. As such, the corporate general partner and the participants did not consider Charter, Inc.'s participation in the bidding to be a relevant factor in the marketing the remaining portions of Enstar IV-3's system or in their determination that the Telecommunications Sale is the best transaction available to the unitholders.

         After considering the factors discussed in this section, the corporate general partner and the other participants have determined that the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders, and have determined that approval of the Liquidation Plan would serve the best interests of the unitholders by maximizing the proceeds from a disposition of the system and, consequently, the per-unit liquidating distributions to Enstar IV-3's unitholders.

         The information and factors discussed above were considered collectively by the corporate general partner and the other participants in connection with their review of the Telecommunications Sale and the Liquidation Plan. Although they did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching the above determination, added weight was accorded to the following factors: the fact that Telecommunications' offer resulted from an "auction" process, which the corporate general partner believes acted as a "market check" to ensure that the best available price was obtained; the fact that Telecommunications is a third party buyer unaffiliated with Enstar IV-3 or any partners, allowing the parties to negotiate on an arm's-length basis; and the fact that the purchase agreement contains closing conditions and seller's representations and warranties that are standard in the industry and were negotiated on an arm's-length basis with an unaffiliated buyer (including the fact that the obligations of Telecommunications under the purchase agreement are not contingent upon obtaining adequate financing).

         To the knowledge of the corporate general partner, no executive officer, director or affiliate of Enstar IV-3, the general partners of Enstar IV-3 or any other participant, and no executive officer, director or affiliate of any of them, holds or beneficially owns any units, and none of such persons has made a recommendation either in support of or opposed to the Telecommunications Sale or the Liquidation Plan, other than as set forth in this consent solicitation statement. The corporate general partner's board of directors consists of only one member, Steven A. Schumm, who approved the Liquidation Plan and is recommending the Liquidation Plan to the unitholders.

         Robert T. Graff, the individual general partner, is currently retired and, although he is aware of the Liquidation Plan, played no role in it. The corporate general partner expects that Mr. Graff will consent, as general partner, in connection with the Liquidation Plan.

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RELATED PARTY TRANSACTIONS


         Enstar IV-3 has a management and service agreement (the "Management Agreement") with Enstar Cable Corporation ("Enstar Cable"), a wholly owned subsidiary of the corporate general partner. This Management Agreement provides that Enstar IV-3 will pay to Enstar Cable a monthly management fee of 5% of gross revenues from the operations of Enstar IV-3, excluding revenues from the sale of cable television systems or franchises. Enstar IV-3's management fee expense approximated $50,900 and $89,000 ($29,500 and $30,600 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $1.27 and $2.23 per unit ($0.74 and $0.77 related to continuing operations) in management fee expenses for the nine months ended September 30, 2002 and 2001, respectively.

         Enstar Cable has entered into an identical agreement with the joint venture, except that the joint venture pays Enstar Cable a 4% management fee. No management fees have been paid by the joint venture to Enstar Cable following the joint venture's sale of all of its assets to Charter in April, 2002.

         The Management Agreement also provides that Enstar IV-3 reimburse Enstar Cable for direct expenses incurred on behalf of Enstar IV-3 and Enstar IV-3's allocable share of Enstar Cable's operational costs. Additionally, Charter Communications Holding Company, LLC, a direct parent of the corporate general partner, and its affiliates (collectively, "Charter") provide other management and operational services for Enstar IV-3 as a result of agreements with Enstar Cable. These expenses are charged to the properties served based primarily on Enstar IV-3's allocable share of operational costs associated with the services provided. The total amount charged to Enstar IV-3 for these services was $121,100 and $171,700 ($67,100 and $43,200 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $3.03 and $4.29 per unit ($1.68 and $1.08 related to continuing operations) in service expenses for the nine months ended September 30, 2002 and 2001, respectively.

         All programming services are purchased through Charter. Charter charges Enstar IV-3 for these costs based on an allocation of its costs. Enstar IV-3 recorded programming fee expense of $236,800 and $700,500 ($134,600 and $143,100 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $5.92 and $17.52 per unit ($3.37 and $3.58 related to continuing operations) in programming fees for the nine months ended September 30, 2002 and 2001, respectively.

         Certain accrued and unpaid management and other deferred fees and expenses will be paid by Enstar IV-3 to affiliates of the corporate general partner, as described under "--Conflicts of Interest" below. All amounts owed to the corporate general partner and affiliates are non-interest bearing.


CONFLICTS OF INTEREST


         Upon completing the Telecommunications Sale, accrued deferred management fees (which were $80,200 as of September 30, 2002) will be paid to the corporate general partner by Enstar IV-3. In addition, the corporate general partner will receive approximately $138,900 in repayment of deferred fees and expenses owed to it by Enstar IV-3. However, for the reasons discussed under "Best Available Transaction -- Consent Procedures and Procedural Safeguards" on page 26, Enstar Communications and the other participants believe that the terms of the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders.

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         Following the closing of the Telecommunications Sale, Charter, or one of Charter's affiliates may provide advertising sales services to the extent requested by Telecommunications pursuant to an advertising sales agreement.


THE TELECOMMUNICATIONS PURCHASE AGREEMENT


         Enstar IV-3 and nine other general and limited partnerships managed by the corporate general partner have entered into an Asset Purchase Agreement with Telecommunications (the "Telecommunications Purchase Agreement"). For purposes of this summary of the Telecommunications Purchase Agreement, Enstar IV-3 and the other partnerships managed by the corporate general partner will sometimes collectively be referred to as the "Sellers." The Telecommunications Purchase Agreement covers the sale to Telecommunications of certain of the assets used by the Sellers in connection with the operation of multiple cable television systems located in or around 14 communities in Kentucky, Tennessee, Missouri, Arkansas and North Carolina (the "Telecommunications Assets"), including Enstar IV-3's system. Telecommunications' address is 110 North Main, Sikeston, Missouri 63801, Telephone: 573-472-9500.

         THE FOLLOWING IS A SUMMARY OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TELECOMMUNICATIONS PURCHASE AGREEMENT. A COPY OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT WAS FILED ON NOVEMBER 13, 2002 AS EXHIBIT 2.1 TO THE QUARTERLY REPORT ON FORM 10-Q OF ENSTAR INCOME PROGRAM II-2, L.P., AN AFFILIATED ENSTAR PARTNERSHIP. AN AMENDMENT TO THE AGREEMENT WAS FILED ON FEBRUARY 14, 2003 AS AN EXHIBIT TO ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.'S CURRENT REPORT ON FORM 8-K. COPIES OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE SOLICITING AGENT, D.F. KING & CO., INC., AT
(800) 207-2014.


PURCHASE PRICE AND ADJUSTMENTS


         Under the Telecommunications Purchase Agreement, Telecommunications has agreed acquire the Telecommunications Assets from the Sellers for a total purchase price of approximately $15.3 million, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. Approximately $1.3 million of this amount is to be paid by Telecommunications to Enstar IV-3 for its system. The allocation of the aggregate purchase price to Enstar IV-3's system was determined from the bid received from Telecommunications for the system, based on $825 per subscriber.

         The purchase price will be subject to adjustments that can reduce or increase the purchase price at closing and following the closing. These adjustments will be made to reflect or take account of, among other things:

      o allocating to the Sellers all revenues, refunds, costs, expenses and liabilities attributable to the operation of their cable systems prior to the closing date;

      o allocating to Telecommunications all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable system after the closing date; and

      o a number of subscribers below a prescribed target for each of the Seller's systems. The prescribed target number for Enstar IV-3's system is 1,629 subscribers. If the number of subscribers in the system falls below the target number at closing, then the sale price will be reduced by $825 per subscriber. As of January 31, 2003, the system had approximately 1,622 subscribers. This results

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         in a short fall of 7 subscribers. If the closing had been held on
         January 31, 2003, this shortfall in subscribers would have reduced the purchase price by $5,775.

         The Sellers and Telecommunications executed an escrow agreement whereby Telecommunications deposited $500,000 (the "Telecommunications Deposit Amount") with an escrow agent to secure Telecommunications' performance and obligations under the Telecommunications Purchase Agreement prior to closing. The Telecommunications Deposit Amount was deposited as follows: $100,000 at the time of the completion of final schedules and applicable exhibits to the Telecommunications Purchase Agreement; $100,000 90 days after execution of the Telecommunications Purchase Agreement; $150,000 upon approval of franchise transfers of certain primary systems; and $150,000 upon obtaining partner approval of the transfer of the primary systems. At closing, the Sellers and Telecommunications will cause the escrow agent to deliver to the Sellers the Telecommunications Deposit Amount and all interest and earnings accrued thereon, which amount shall be credited against the purchase price.

         On February 6, 2003, the Sellers and Telecommunications entered into an amendment to extend the time which Telecommunications has to make its next deposit of $100,000 into escrow, which was due on February 6, 2003. The due date for the deposit was extended until April 7, 2003. This amendment also extended the outside closing date until August 29, 2003.

         In addition, at Closing, Sellers will deposit $500,000 of the purchase price in escrow pursuant to an indemnity escrow agreement ("Indemnity Escrow Agreement") for a period of 13 months after closing to provide funds for the payment of any indemnification to which Telecommunications may be entitled under the Telecommunications Purchase Agreement, of which $43,804 will be Enstar IV-3's portion of the purchase price placed in escrow. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from Enstar IV-3 to the $43,804 deposited by Enstar IV-3 into escrow. Telecommunications' rights for indemnification from Enstar IV-3, however, are not limited to the amount held in escrow. Indemnification claims by Telecommunications may not exceed $1.6 million for all of the Sellers, except that this limitation does not apply to claims arising out of representations and warranties relating to title to assets, taxes and authority.


REPRESENTATIONS AND WARRANTIES


         The Telecommunications Purchase Agreement contains representations and warranties of Enstar IV-3 that are customary in the industry. As a condition to closing, these representations must be true and correct as of the closing date. These include representations that Enstar IV-3 has the capacity to enter into the Telecommunication Purchase Agreement, the Telecommunications Purchase Agreement has been properly authorized and all necessary consents and approvals have been obtained, Enstar IV-3 has good title to its assets, Enstar IV-3 is in full compliance with certain laws applicable to the cable industry and environmental laws and other customary representations. In addition, Telecommunications made certain representations and warranties to Enstar IV-3 comparable to certain of those made by Enstar IV-3.


CONDITIONS PRECEDENT


         Under the Telecommunications Purchase Agreement, Telecommunications' obligations to acquire the Telecommunications Assets are subject to certain customary conditions precedent. These conditions, if not satisfied or waived, can prevent the Telecommunications Sale from occurring. Any or all of these conditions may be waived by Telecommunications. These conditions include a requirement that Enstar IV-3's representation and warranties are correct as of closing, Enstar IV-3 has obtained all material and required consents, no judgment or order prohibits the closing, there have been no material adverse changes

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in the condition or prospects of the Telecommunications Assets or the cable system since the date of the Telecommunications Purchase Agreement and Enstar IV-3 shall have obtained all necessary partner consents. In addition, affiliates of Enstar IV-3 must enter into an advertising services agreement to provide certain advertising services after the closing. Enstar IV-3's obligations to sell the Telecommunications Assets are subject to conditions precedent comparable to those of Telecommunications, any or all of which may be waived by Enstar IV-3.


INDEMNIFICATION


         Telecommunications has agreed that following the closing it will indemnify the Sellers for claims that arise out of:

      o its breach of any representations or warranties in the Telecommunications Purchase Agreement;

      o its failure to perform covenants or obligations in the Telecommunications Purchase Agreement;

      o any person or governmental authority asserting any claim against Enstar IV-3 arising out of the operation of the Telecommunications Assets after the closing date,;and

      o  any of the liabilities assumed by Telecommunications.

         Enstar IV-3 has agreed on its own behalf, but not jointly with the other Sellers, that following the closing it will indemnify Telecommunications for claims that arise out of:

      o its breach of any representations or warranties in the Telecommunications Purchase Agreement;

      o its failure to perform covenants or obligations in the Telecommunications Purchase Agreement; or

      o liabilities accruing on or prior to the closing date, except those assumed by Telecommunications.

         In order to provide funds for the payment of any indemnification to which Telecommunications may be entitled, Telecommunications will deposit $500,000 of the total purchase price in escrow, of which $43,800 will be Enstar IV-3's portion of the purchase price placed in escrow. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from Enstar IV-3 to the $43,800 deposited into escrow. However, Telecommunications' rights with respect to indemnification are not limited to the dollar amount held in escrow.

         Certain limitations apply to indemnification claims, including:

      o subject to certain exceptions, the representations and warranties made by the parties will survive the closing for a period of 18 months;

      o Sellers are not required to indemnify Telecommunications for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims exceeds $100,000, in which case the Sellers responsible for the claims will be liable for the total amount of all such claims starting from the first dollar of loss or damage;

      o subject to certain exceptions, the Sellers' joint aggregate liability to Telecommunications for indemnification claims arising from the breach of any of the Sellers' representations and warranties are limited to losses or damages of $1.6 million; and

      o Telecommunications is not required to indemnify a Seller for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims against Telecommunications for all Sellers exceeds $100,000, in which case Telecommunications will be liable for the total amount of all such claims starting from the first dollar of loss or damage.


TERMINATION AND REIMBURSEMENT

         The Telecommunications Purchase Agreement may be terminated prior to the closing only in accordance with the following situations:


      o  at any time by mutual consent of the Sellers and Telecommunications;

      o by either the Sellers or Telecommunications if the closing has not taken place by August 29, 2003, other than by reason of a breach or default of any of the covenants or agreements contained in the Telecommunications Purchase Agreement by the party seeking to terminate; provided that the parties may mutually agree to extend the date if as of that date the conditions to closing have not been satisfied;

      o by either the Sellers or Telecommunications if the other party is in material breach of the Telecommunications Purchase Agreement and does not cure the breach within 30 days;

      o by either the Sellers or Telecommunications if the representations and warranties of the other party are not true and correct in all respects and such failure is not cured by the closing date; or

      o by the Sellers if the requisite partners' approval of the Sellers has not been obtained.


SOURCE OF FUNDS

         Telecommunications has represented and warranted that it has the financial capability, including to obtain financing, necessary to consummate the purchase of the Telecommunications Assets.

CLOSING


         The closing will take place at 9:00 a.m. on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, as set forth in the Telecommunications Purchase Agreement, but no later than August 29, 2003. The Telecommunications Purchase Agreement also allows for a partial closing if all of the conditions of the Telecommunications Purchase Agreement have been satisfied or waived with respect to certain primary cable television systems. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications, including Enstar IV-3's system if the conditions relating to that system have been satisfied or waived. The corporate general partner presently expects closing for the system will occur on or before August 29, 2003. The closing will occur at the offices of Charter Communications, Inc.

DESCRIPTION OF ASSETS

         The table below sets forth operating statistics for the Enstar system as of September 30, 2002:

                                                                                                                AVERAGE
                                                                                 PREMIUM                        MONTHLY
                                      HOMES     BASIC           BASIC            SERVICE     PREMIUM            REVENUE PER
SYSTEM                                PASSED(a) SUBSCRIBERS     PENETRATION(b)   UNITS(c)    PENETRATION(d)     SUBSCRIBER(e)

Fulton, Kentucky  . . . . . . . . .    4,400      1,600             36.4%          300            18.8%            $40.90

------------------

    (a) Homes passed refers to estimates by Enstar IV-3 of the approximate number of dwelling units in a particular community that can be connected to the cable systems without any further extension of principal transmission lines. The estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

    (b)  Basic subscribers as a percentage of homes passed by cable.

    (c) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

    (d) Premium penetration represents premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

    (e) Average monthly revenue per basic subscriber has been computed based on revenue for the nine months ended September 30, 2002, divided by nine months, divided by the actual number of basic subscribers at September 30, 2002.

USE OF PROCEEDS AND CASH DISTRIBUTIONS


         The following table sets forth the anticipated application of the net proceeds from the Telecommunications Sale. The amount available for distribution to the unitholders shown below assumes that all of Enstar IV-3's system is sold to Telecommunications for the price, and subject to the other terms and conditions, contained in the purchase agreement, including estimated closing adjustments.

         As promptly as practicable following the Telecommunications Sale, and calculation of all required sale price adjustments, the corporate general partner will seek to discharge all of the liabilities of Enstar IV-3 and distribute its remaining assets to itself, the individual general partner and the unitholders in accordance with the limited partnership agreement of Enstar IV-3. The corporate general partner presently estimates that the liquidating distributions to the unitholders from the proceeds of the Telecommunications Sale would total approximately $59 per unit, after estimated closing adjustments, taxes and expenses and liquidation expenses. This estimate is based on the assumed expenses shown below, and also assumes a closing of the Telecommunications Sale on or before August 29, 2003. HOWEVER, THE CORPORATE GENERAL PARTNER CANNOT ASSURE YOU OF THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.

                USE OF PROCEEDS AND DISTRIBUTIONS OF ENSTAR IV-3

Sale proceeds (1)..............................................     $ 1,344,000
Less: subscriber shortfall(2)..................................          (5,800)
Less: Tennessee excise tax.....................................         (35,000)
Less: closing expenses(3)......................................         (53,800)
Plus: working capital adjustment(4)............................       1,346,900
Less: due to affiliates(5).....................................        (219,100)
                                                                    -----------

Net distribution amount........................................       2,377,200
Less: distribution to general partners(6)......................          23,800
Distributions to unitholders...................................       2,353,400
Estimated distributions to unitholders per unit................     $        59

----------
(1) Approximate. Actual amount is $1,344,044.

(2) Reflects decreases in the sales price due to shortfall in subscribers.

(3) Enstar IV-3's expected expenses in connection with the Liquidation Plan will be as follows:

         Broker's fees.........................................     $    15,600
         Legal fees............................................          14,000
         Accounting fees.......................................           9,100
         Solicitation expenses.................................           1,100
         Printing and mailing..................................           9,100
         Filing fees and other miscellaneous expenses..........           4,900
                                                                    -----------
                                                                    $    53,800

(4) Working capital adjustments are made as part of the liquidating process in order to calculate the cash which will be distributed to unitholders upon liquidation of Enstar IV-3. These adjustments show the current assets of Enstar IV-3, such as cash and accounts receivable, reduced by the liabilities of Enstar IV-3 which must be paid in the liquidation process prior to making distributions to unitholders. This amount is calculated as follows:

         Cash..................................................     $ 2,988,500
         Accounts receivable...................................          12,100
         Prepaids and other....................................           7,300
                                                                    -----------
         Current assets........................................       3,007,900

         Accounts payable and accruals.........................     $   231,300
         Due to affiliates.....................................       1,429,700
                                                                    -----------
         Current liabilities...................................       1,661,000

         Current assets........................................     $ 3,007,900
         Current liabilities...................................      (1,661,000)
                                                                    -----------
          Working capital adjustment...........................       1,346,900

         The sale price is subject to adjustment pursuant to the purchase agreement with Telecommunications. This adjustment is only an estimate and the adjustment actually made at closing may be more or less than this amount.

(5) Represents deferred management fees and deferred expenses due to the corporate general partner and its affiliates.

(6) The general partners of Enstar IV-3 have a 1% interest in partnership distributions until the amounts specified in the partnership agreement (generally the limited partners' subscription amount plus a specified return) are received by the limited partners, after which the general partners have a 20% interest in partnership distributions. Under the partnership agreement, the general partners of Enstar IV-3 will receive an aggregate of $23,800 of the estimated net distribution amount, which will be shared equally by the corporate general partner and the individual general partner.

DISADVANTAGES OF THE LIQUIDATION PLAN


         The principal disadvantages that would result to the unitholders and the general partners of Enstar IV-3 from completing the Liquidation Plan are that by selling the system now, Enstar IV-3 would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system and, thereby, increase the system's liquidation or going-concern value to the unitholders and the general partners of Enstar IV-3. However, the corporate general partner does not believe that significant increases in revenues are likely to result from an upgrade, or that in its present condition, the system's sale value is likely to increase. Accordingly, in the corporate general partner's view these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.


CONSEQUENCES OF FAILURE TO APPROVE THE LIQUIDATION PLAN


         If the Telecommunications Sale and the Liquidation Plan are not completed, Enstar IV-3 will continue to operate the system for an indefinite period of time. If the Liquidation Plan is not approved, the corporate general partner believes Enstar IV-3 will continue to face significant competition from, and (without substantial technological upgrades) continue to lose subscribers to, DBS operators. In the corporate general partner's view, unless Enstar IV-3 upgrades the system to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete with Enstar IV-3 for video subscribers. Even if Enstar IV-3 were to undertake such upgrades, the corporate general partner believes that their cost would prevent Enstar IV-3 from operating profitably for at least the duration of its Fulton, Kentucky franchises, which is currently expired. Last, if the Telecommunications Sale is not approved, the corporate general partner expects to continue to seek buyers for the system from time to time when, in the corporate general partner's judgment, market conditions are favorable. The corporate general partner believes that any such sale likely would be on terms less favorable than the terms of the Telecommunications Sale. Failure by the unitholders to approve the Liquidation Plan will not affect their rights under the partnership agreement of Enstar IV-3.

EFFECT OF TERMINATION OF THE TELECOMMUNICATIONS SALE

         Even if the Liquidation Plan is approved by the unitholders, the Telecommunications Sale may not occur because the asset purchase agreement may be terminated prior to closing. The asset purchase agreement provides that the parties may terminate the agreement prior to closing upon certain events. These events include: (1) the failure of the parties to close the transactions by the outside closing date, which is August 29, 2003, (2) a breach of the agreement by a party which is not cured within 30 days, (3) if the representations and warranties of a party fail to be true as of the outside closing date, and (4) if a majority-in-interest of unitholders disapproves the transaction or fail to approve the transaction by the end of the consent solicitation period. In addition, the Telecommunications Sale is subject to several customary closing conditions, any or all of which may be waived. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications and can cause the termination of the purchase agreement. The purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, as further described below under "Effect of Partial Closing Under the Telecommunications Sale."

         If the Liquidation Plan is approved by a majority-in-interest of the unitholders, but the asset purchase agreement with Telecommunications is terminated in accordance with its terms prior to closing, then the corporate general partner will not complete the Liquidation Plan. Thereafter, Enstar IV-3 would continue to operate the system indefinitely. The corporate general partner would thereafter continue to seek buyers for the system. Any future sale might be on terms less favorable than the terms of the transactions currently proposed.

EFFECT OF PARTIAL CLOSING UNDER THE TELECOMMUNICATIONS SALE

         The asset purchase agreement with Telecommunications provides for a closing for all 10 of the sellers to take place on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, but no later than August 29, 2003. However, the agreement also allows partial closings where some, but not all, of the sellers can close the sale of their systems if all of the conditions of the agreement have been satisfied or waived with respect to certain primary cable television systems owned by six different sellers. Enstar IV-3's system is considered one of these primary systems. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications. Therefore, if the conditions to the sale of those primary systems have been satisfied or waived, then Enstar IV-3 can close its sale with Telecommunications, even though some other sellers with non-primary systems have not satisfied their conditions.


LIQUIDATION OF ENSTAR IV-3


         Enstar IV-3 will sell all of its cable television system as part of the Telecommunications Sale. Consequently, after the Telecommunications Sale, Enstar IV-3 will have no cable television system assets. Enstar IV-3 will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, Enstar IV-3 will dissolve after completing the Telecommunications Sale, paying its debts and distributing the balance of the proceeds to its partners.

         The corporate general partner presently expects that the Telecommunications Sale will close on or before August 29, 2003. This date is based on the outside closing date agreed to by the parties in the asset purchase agreement with Telecommunications. As soon as practicable following the closing of the Telecommunications Sale, the corporate general partner, on behalf of Enstar IV-3, will cause Enstar IV-3 to: (a) pay all costs associated with the Liquidation Plan, including costs associated with the solicitation of consents from the unitholders; (b) estimate and reserve for all such costs associated with the Liquidation Plan for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of Enstar IV-3. The corporate general partner will cause Enstar IV-3 to distribute the balance of the cash from the Liquidation Plan to the unitholders and the general partners, as provided in the partnership agreement. These administrative actions require a period of time to properly process and finalize, which the corporate general partner estimates to be up to 90 days following the closing of the Telecommunications Sale.

         The corporate general partner anticipates making initial distributions to the unitholders within 90 days after the closing of the Telecommunications Sale. The remaining assets of Enstar IV-3, and any remainder of the contingency reserve, will be distributed to the unitholders and the general partners as soon as practicable after the release of any remaining sales proceeds from escrow. The corporate general partner estimates that this will occur approximately 13 months after the close of the Telecommunications Sale. Enstar IV-3 will terminate and be dissolved upon the disposition of all of its assets.


FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION PLAN

GENERAL


         The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Liquidation Plan. Further, it does not summarize state tax consequences of the Liquidation Plan, which can vary from state to state. The tax information included here was prepared from tax data compiled by the corporate general partner in its role as Enstar IV-3's tax administrator. The tax discussion that follows is merely intended to inform unitholders of factual information; it should not be considered tax advice and should not be relied upon as such. This summary also is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign tax consequences to a particular limited partner. DUE TO THE COMPLEXITY OF THE TAX ISSUES INVOLVED, THE CORPORATE GENERAL PARTNER URGES THE UNITHOLDERS TO CONSULT WITH THEIR PERSONAL TAX ADVISORS REGARDING THEIR INDIVIDUAL CIRCUMSTANCES AND THE TAX REPORTING CONSEQUENCES OF THE TRANSACTION.

         This summary is based upon the Internal Revenue Code of 1986, as amended (which is also referred to as the Code); existing Final, temporary and proposed Treasury regulations thereunder (which are also referred to as the "Regulations"); published rulings and practices of the Internal Revenue Service (which is also referred to as the "IRS"); and court decisions, each as currently in effect. The corporate general partner cannot assure you that the IRS will agree with the conclusions in this section or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation also is subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.


         This summary only addresses those unitholders who hold their units as a capital asset and does not discuss all the federal income tax aspects of the Liquidation Plan that may be relevant and material to a particular unitholder in light of the unitholder's personal circumstances (including the application of the alternative minimum tax), or to certain types of unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Liquidation Plan.

PARTNERSHIP STATUS


         Under current law, a "partnership" is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing the partner's income tax liability that partner's allocable share of Enstar IV-3's items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon Enstar IV-3's classification as a "partnership" (rather than as an "association taxable as a corporation") for federal income tax purposes. This summary assumes that Enstar IV-3 has been and will continue to be properly classified as a "partnership" for federal income tax purposes. No opinion of counsel or of Enstar IV-3's independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.


FEDERAL INCOME TAX CONSEQUENCES


         o REALIZATION OF GAIN ON SALE OF ASSETS. Consummation of the Liquidation Plan will cause Enstar IV-3 to recognize gain for federal income tax purposes. In general, that gain will equal the excess of the "amount realized" over Enstar IV-3's adjusted basis in the assets. The corporate general partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by the limited partner's prior losses not deductible because of the "passive activity loss" limitations under section 469 of the Code. For more information please see the subsection entitled "Passive Activity Losses" below.

         As an example, the corporate general partner estimates that the amount of gain that is allocable to an investor who purchased units for $250 per unit at the time of the initial offering of such units by the partnership (an "Original Limited Partner") to be $23 per unit. The corporate general partner also believes that this amount will be treated as ordinary income, resulting from the recapture of previously claimed depreciation and amortization under Code Section 1245. The aggregate gain per unit may be reduced by the amount of the passive activity loss carry forward, if any (to the extent previously allocated losses were not previously utilized by an Original Limited Partner). Therefore the net gain may be reduced, if an Original Limited Partner has not previously utilized passive activity losses allocated from the partnership.

         For federal income tax purposes, upon consummation of the Liquidation Plan and the resulting payment of the partnership's indebtedness, each limited partner will be treated as being released from its allocable share of the partnership's nonrecourse liabilities so satisfied (estimated to be $0 per unit) and as receiving a deemed distribution equal to that amount. Each limited partner will have to calculate his or her respective capital gain, if any, realized upon the receipt of (1) the estimated $59 per unit cash distribution from Enstar IV-3 upon consummation of the Liquidation Plan, and (2) the estimated $0 per unit deemed distribution from Enstar IV-3 upon the payment of Enstar IV-3's nonrecourse liabilities. In order to make such determination, a limited partner must calculate his or her tax basis in the units as of the end of the taxable year in which the distributions occur.

         A limited partner will realize a capital gain equal to the excess, if any, of (1) the aggregate amount of the cash and deemed distributions received by any limited partner upon the consummation of the Liquidation Plan and payment of Enstar IV-3's nonrecourse liabilities, respectively, over (2) the limited partner's tax basis in his or her units. The corporate general partner estimates that Original Limited Partners should not realize any capital gain as a result of these distributions.

         CERTAIN ASSUMPTIONS UNDERLYING THE ESTIMATED DISTRIBUTIONS PER UNIT AND RELATING TO THE POTENTIAL FEDERAL TAX CONSEQUENCES OF THE LIQUIDATION PLAN TO AN ORIGINAL LIMITED PARTNER ARE ILLUSTRATED IN THE FOLLOWING TABLES:

                                                                         Per
                                                                        Unit
                                                                       -------
ESTIMATED TAX BASIS PER UNIT (PRE LIQUIDATION PLAN)
Initial capital contribution.........................................     $250
Estimated allocable share of partnership nonrecourse liabilities.....        -
Cash distributions through December 31, 2002.........................     (444)
Estimated net income (loss) through December 31, 2002................      288
                                                                       -------
Estimated tax basis per unit prior to Liquidation Plan...............       94

ESTIMATED TAX BASIS PER UNIT (POST LIQUIDATION PLAN)
Estimated tax basis per unit.........................................       94
Estimated section 1245 gain..........................................       23
Estimated section 1231 gain..........................................        -
                                                                       -------
Estimated tax basis per unit before distributions....................      117
Cash distributions...................................................      (59)
Deemed distribution..................................................        -
                                                                       -------
Estimated tax basis per unit after distributions.....................  $    58
                                                                       =======

         o PASSIVE ACTIVITY LOSSES. Under section 469 of the Code, non-corporate taxpayers, personal service corporations or other closely held corporations generally can deduct "passive activity losses" in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of unitholders from Enstar IV-3 should be considered passive activity losses. Thus, unitholders may have "suspended" passive losses from Enstar IV-3 (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other activities) which may be available to shelter gain from the Liquidation Plan. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

         o UNRELATED BUSINESS INCOME. For most tax-exempt unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under section 514(a) of the Code, gain from the sale of "debt-financed property" is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property's debt to its cost basis. Additional unrelated business income may result to a tax-exempt unitholder that borrowed funds to purchase its units. Tax-exempt unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of Enstar IV-3's system.

         o FOREIGN INVESTORS. A unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person's share of the gain recognized on the Liquidation Plan, assuming Enstar IV-3 is deemed to be engaged in a U.S. trade or business and Enstar IV-3's taxable income is effectively connected with the trade or business. The withholding rates are 38.6% for unitholders other than corporate unitholders and 35% for corporate unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person's U.S. income tax return filed for the amount of the tax withheld by Enstar IV-3. The tax withheld will be treated as a distribution to the foreign unitholder.

         o COMPLETE LIQUIDATION. In general, upon complete liquidation of Enstar IV-3, gain may be recognized by a unitholder upon receipt of a liquidating distribution, but only to the extent any money (and certain other property) received exceeds the adjusted basis of the unitholder's units. In most cases, the corporate general partner anticipates that a unitholder's basis for his units should exceed his liquidating distribution, primarily because the basis for his units will be increased by his share of gain on the sale of the assets. Thus, little or no additional gain should be recognized as a result of receiving a liquidating distribution. However, this may not be true in all cases, as some of the unitholders may recognize gain on the liquidation of Enstar IV-3 in addition to their share of gain realized by Enstar IV-3 on the sale of Enstar IV-3's assets. Since any decrease in a unitholder's share of partnership liabilities is deemed to be a distribution of money, the amount of gain on a liquidation distribution may exceed the actual distribution of money. Loss will generally be recognized by a unitholder only if he receives no property other than money, and then only to the extent the adjusted basis of his units exceeds the sum of any money received. However, the deductibility of capital losses is limited for both corporate and non-corporate unitholders.

         UNITHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS FOR ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM WITH RESPECT TO THE LIQUIDATION PLAN, INCLUDING THE LIQUIDATION AND TERMINATION OF ENSTAR IV-3.


STATE TAX CONSEQUENCES


         Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, the corporate general partner urges the unitholders to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Liquidation Plan and related distributions.

NO APPRAISAL RIGHTS

         If the unitholders owning a majority of the units on the Record Date vote in favor of the Liquidation Plan, that approval will bind all unitholders. The partnership agreement of Enstar IV-3 and the Georgia Revised Uniform Limited Partnership Act, under which Enstar IV-3 is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority-in-interest in approving the Liquidation Plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have a judicial determination of the fair value of their units paid to them because they disapprove of the Liquidation Plan.

               NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

         No established market for the units of Enstar IV-3 was ever expected to develop, and none has developed. Consequently, transactions in the units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm's-length basis, as between willing buyers and willing sellers.


         The following table sets forth the high and low sales prices, known to the corporate general partner, for Enstar IV-3's units during the period January 1, 2000 through September 30, 2002:


                                                                                                         TOTAL UNITS
PERIOD                                    HIGH                   LOW                  NUMBER                TRADED
------                                 ----------             ----------           ------------       -----------------

October-December 2000                     $275                   $185                   12                    898
January-March 2001                         263                    187                    5                    176
April-June 2001                            245                    160                    8                    214
July-September 2001                        211                    160                    7                    158
October-December 2001                      208                    145                   11                    352
January-March 2002                         215                    110                    4                     68
April-June 2002                            160                    160                    2                     48
June-September 2002                        102                     62                   11                  2,764

                          DISTRIBUTIONS TO UNITHOLDERS


         Since the inception of Enstar IV-3, Enstar IV-3 has made aggregate cash distributions to its unitholders in the amount of approximately $17.8 million or an aggregate of $445 per unit. These distributions were made from Enstar IV-3's operating cash flow and from the sale of a portion of Enstar IV-3's and the joint venture's cable systems in April 2002 (the "Charter Sale"). At that time, Enstar IV-3 distributed $10.6 million, or an aggregate of $266 per unit, to unitholders consisting of the proceeds of the Charter Sale. See "Special Factors -- General" on page 13 for a description of the Charter Sale.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On November 30, 2002, there were 39,900 units issued and outstanding and entitled to vote on matters upon which the unitholders may vote or consent, which were held by 857 unitholders. None of the affiliates of the corporate general partner, or any of the executive officers or directors of the corporate general partner or any of its affiliates, owns any of the units, nor has any of these persons engaged in any transaction in the units during the 60-day period immediately preceding the date hereof.


         As of December 31, 2002, the following group of unitholders beneficially owned, in the aggregate, 5% or more of the total outstanding units. As of the date hereof, there is no other person known by Enstar IV-3 to own beneficially, or that may be deemed to own beneficially, more than 5% of the units.

-----------------------------------------------------------------------------------------------------------------------------
                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
   NAME AND ADDRESS OF BENEFICIAL OWNER AND
                    ADDRESS                                                                               PERCENT OF CLASS
                                                 -----------------------------------------------------
                                                      SOLE VOTING AND           SHARED VOTING AND
                                                     DISPOSITIVE POWER          DISPOSITIVE POWER
----------------------------------------------------------------------------------------------------------------------------
Everest Cable Investors, LLC
199 S Los Robles Avenue Ste 440                              0                       2,285(1)                    5.7
Pasadena, CA 91101
----------------------------------------------------------------------------------------------------------------------------
Stephen Feinberg
450 Park Avenue, 28th Floor                                  0                       2,285(2)                    5.7
New York, NY 10022
----------------------------------------------------------------------------------------------------------------------------
W. Robert Kohorst
199 S Los Robles Avenue Ste 440                              0                       2,285(3)                    5.7
Pasadena, CA 91101
----------------------------------------------------------------------------------------------------------------------------
Eric J. Branfman
3640 Appleton Street NW                                   2,821(4)                      0                        7.1
Washington, DC 20008
----------------------------------------------------------------------------------------------------------------------------

--------------
(1) Amount and percent of beneficial ownership listed are based on information received from Enstar IV-3's transfer agent, Gemisys Financial Services. A
Schedule 13G filed February 14, 2000 also reflect this ownership interest.

(2) Based on a Schedule 13G filed February 14, 2000. Mr. Feinberg is the co-president of Blackacre Capital Management Corp., which is the general partner of Blackacre Capital Group, L.P., which is the managing member of Blackacre Everest, LLC, which is the first of the three managing members of Everest. Mr. Feinberg possesses the sole power to determine the consent of Blackacre Everest, LLC. Mr. Feinberg also shares the power to determine the consent of Everest Partner, LLC, the second of the three Everest managing member, with Mr. Kohorst. Mr. Feinberg does not directly own any Units.

(3) Based on a Schedule 13G filed February 14, 2000. Mr. Kohorst is the Manager of Everest Properties II, LLC, the third managing member of Everest. He possesses the sole power to determine the consent of Everest Properties II, LLC and, as stated above, also shares the power to determine the consent of Everest Partner, LLC with Mr. Feinberg. Mr. Kohorst does not directly own any Units.

(4) Amount and percent of beneficial ownership listed is based on information received from Enstar IV-3's transfer agent, Gemisys Financial Services. A
Schedule 13G filed by Mr. Branfman on June 26, 2002 shows beneficial ownership of 2,221 units, or 5.6%


         The corporate general partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

                   IDENTITY AND BACKGROUND OF CERTAIN PERSONS

ENSTAR COMMUNICATIONS CORPORATION

         Enstar Communications is the corporate general partner of Enstar IV-3. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2001, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Enstar Communications has caused Enstar IV-3 to pursue a process of liquidation because of difficulties of profitably operating rural systems on a long-term basis. The address and telephone number of Enstar

Communications' principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.


         Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of each of the participants, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under "Identity and Background of Certain Persons -- Charter Communications, Inc." on pages 47-49.


         The business address and telephone number of each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri; tel.: (314) 965-0555.


Name                           Age         Position
----                           ---         --------

Steven A. Schumm........        50         Director, Executive Vice President, Chief Administrative Officer and
                                           Interim Chief Financial Officer

Carl E. Vogel...........        44         President and Chief Executive Officer

Margaret A. Bellville...        49         Executive Vice President and Chief Operating Officer

Paul Martin.............        41         Senior Vice President - Corporate Controller

Curtis S. Shaw..........        53         Senior Vice President, General Counsel and Secretary

Steven E. Silva.........        42         Executive Vice President -  Corporate Development and Chief Technology
                                           Officer


         STEVEN A. SCHUMM, Director, Executive Vice President, Chief Administrative Officer and Interim Chief Financial Officer. Prior to joining Charter Investment, Inc. (also called "Charter Investment") (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee.
Mr. Schumm earned a B.S. degree from Saint Louis University.


         CARL E. VOGEL, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T's cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999,
Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of On-Command Corporation, National Cable Television Association, CableLabs and Digeo, Inc. Mr. Vogel earned a B.S. degree in
Finance and accounting from St. Norbert College.

         MARGARET A. BELLVILLE, Executive Vice President and Chief Operating Officer. Before joining Charter in December 2002, Ms. Bellville was President and CEO of Incanta Inc., a technology-based streaming content company, from 2001 to 2002. Prior to that, she worked for six years at Cox Communications, the nation's fourth-largest cable television company. She joined Cox in 1995 as Vice President of Operations and advanced to Executive Vice President of Operations. Ms. Bellville joined Cox from Century Communications, where she served as Senior Vice President of the company's southwest division. Before that, Ms. Bellville served seven years with GTE Wireless in a variety of management and executive-level roles in marketing, communications and operations. A graduate of the State University of New York in Binghamton, Ms. Bellville is also a graduate of Harvard Business School's Advanced Management Program. She currently serves on the Dan O'Brien Youth Foundation Board, the Public Affairs committee for the NCTA, the CTAM Board of Directors, and is a trustee and secretary for the industry association Women in Cable and Telecommunications. Ms. Bellville is an inaugural fellow of the Betsy Magness Leadership Institute and has been named "Woman of the Year" by Women in Cable and Telecommunications in California.



         PAUL E. MARTIN, Senior Vice President -- Corporate Controller. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000 of Charter. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant and was associated with Arthur Andersen LLP for nine years.
Mr. Martin received a B.S. degree in accounting from the University of Missouri -- St. Louis.



         CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.


         STEPHEN E. SILVA, Executive Vice President - Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President-- Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry.

         The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone: (314) 965-0555.


ROBERT T. GRAFF


         Robert T. Graff is the individual general partner of Enstar IV-3. Mr. Graff was involved in the formation of Enstar IV-3 and the other Enstar affiliated partnerships in the late 1980's and continued his role as general partner thereafter. In 1993, Falcon Communications bought Mr. Graff's general partnership interests in some of those partnerships, which did not include Enstar IV-3. Mr. Graff has been retired for more than the past ten years.
Mr. Graff is a citizen of the United States. Mr. Graff has not been actively involved in the management of Enstar IV-3.

CHARTER COMMUNICATIONS, INC.


         Charter Communications, Inc. (also referred to as "Charter, Inc.") is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the third largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 6.7 million customers in 40 states. Since 1999, Charter, Inc., through its subsidiaries, completed numerous cable system acquisitions, which added approximately 4.7 million customers. Under management agreements with Charter Communications Holding Company, LLC ("Holdco") and Charter Communications Operating, LLC ("Operating"), Charter, Inc. is responsible for the management of Holdco, Operating and their respective subsidiaries (which include all of the other participants) and controls the affairs of each of them. Paul G. Allen controls approximately 93.5% of the voting power of Charter, Inc.

         Listed below are the directors of Charter, Inc. Information about Charter, Inc.'s executive officers is set forth under the heading "Identity and Background of Certain Persons - Enstar Communications Corporation" on pages 44-48.


         The business address and telephone number of Charter, Inc. and each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World(TM) vision that Charter shares. Mr. Allen's investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of TechTV, Inc. and numerous privately held companies.


         CARL E. VOGEL, 44 (See "Identity and Background of Certain Persons -- Enstar Communications Corporation" on pages 44-48).


         MARC B. NATHANSON, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

         RONALD L. NELSON, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

         NANCY B. PERETSMAN, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

         WILLIAM D. SAVOY, 38, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including president and a director of Vulcan Ventures Incorporated and president of Vulcan, Inc., Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, RCN Corporation, Telescan, Inc., TechTV, Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

         JOHN H. TORY, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

         LARRY W. WANGBERG, 59, has been a director of Charter Communications, Inc. since January 2002. Mr. Wangberg served as Chairman, Chief Executive Officer and a director of TechTV Inc., a cable television network, from 1997 until July 2002. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of TechTV Inc., Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

         Charter Communications Holding Company, LLC ("Holdco") is a Delaware limited liability company, and a direct subsidiary of Charter, Inc. Holdco, through its subsidiaries (which include Enstar Communications Corporation) owns and operates Charter Inc.'s cable television systems. The business address and telephone number of Holdco's principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

                                VOTING PROCEDURES


         Unitholders are provided with an opportunity to independently vote upon each proposal of the Liquidation Plan, which includes the Telecommunications Sale and the Liquidation. However, the Liquidation Plan will not be carried out unless each proposal is approved by a majority-in-interest of the unitholders. A vote of the holders of a majority of the units on the Record Date to approve each proposal of the Liquidation Plan will bind all unitholders as to the Liquidation Plan.

         The close of business on ________, 2003, is the Record Date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the unitholders will be solicited during the period, also referred to as the "Solicitation Period," which begins on _________ and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the soliciting agent; or (2) _______________, 2003 (or, if the general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). The enclosed consent card permits you to approve, disapprove or abstain with respect to the Liquidation Plan. Please indicate your approval, disapproval or abstention by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar IV-3 has engaged to act as its soliciting agent. An extension of the Solicitation Period will not impact the validity of consents already received.


         If you sign and send in the enclosed consent card and do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan. If you ABSTAIN as to the Liquidation Plan, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.


         You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the soliciting agent; or (2) ___________, 2003 (or, if the corporate general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received before the end of the original Solicitation Period, or extended Solicitation Period, as the case may be.

         On November 30, 2002, there were 39,900 outstanding units entitled to vote on the Liquidation Plan, which were held by approximately 857 unitholders, none of whom are known to the corporate general partner to be an affiliate of Enstar IV-3, the general partner, or of any affiliate of any of the other participants.


                              AVAILABLE INFORMATION

         This consent solicitation statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar IV-3, its assets and the transactions described herein. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to Enstar IV-3's Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar IV-3. You also may obtain copies of the asset purchase agreement with Telecommunications that is described in this consent solicitation statement, without charge, upon written request to Enstar IV-3. To make such a request, you should write to Enstar Communications Corporation,

12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; or call (314) 543-2389.


         The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone: (314) 965-0555.


                      INFORMATION INCORPORATED BY REFERENCE


         The Securities and Exchange Commission permits the corporate general partner to incorporate by reference the information that Enstar IV-3 has filed with it. This means that important information, not presented in this consent solicitation statement, may be contained elsewhere. The following documents are incorporated by reference:

         o Enstar IV-3's Annual Report on Form 10-K for the year ended December 31, 2001;

         o Enstar IV-3's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and

         o Enstar IV-3's Current Reports on Form 8-K filed on June 14, 2002, April 22, 2002. and February 14, 2003.


Copies of the Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 have been delivered with this consent solicitation. You may obtain copies of the filings incorporated by reference in this consent solicitation statement, without charge, by making a written request to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention:
Partnership Relations or by calling (314) 543-2389.

                 CONSENT SOLICITATION BY THE GENERAL PARTNER OF
                        ENSTAR INCOME PROGRAM IV-3, L.P.
                                  CONSENT CARD

         The undersigned record owner (the "Unitholder") of limited partnership units (the "Units") of Enstar Income Program IV-3, L.P., a Georgia limited partnership (the "Partnership"), hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:


         AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS A GENERAL PARTNER OF THE PARTNERSHIP (THE "GENERAL PARTNER"), MAY IN ITS REASONABLE DISCRETION DETERMINE. IF YOU SIGN
AND SEND THIS CONSENT CARD, BUT DO NOT SPECIFY YOUR VOTE ON THE PROPOSALS, YOUR CONSENT CARD WILL BE TREATED AS VOTING TO APPROVE EACH OF THE PROPOSALS. IF
YOU FAIL TO SEND IN YOUR CONSENT CARD, THE EFFECT WILL BE THE SAME AS IF YOU VOTED TO DISAPPROVE THE LIQUIDATION PLAN. IF YOU VOTE TO ABSTAIN OR TO DISAPPROVE ONE OR MORE PROPOSALS, THE EFFECT WILL BE THE SAME AS IF YOU VOTED TO DISAPPROVE THE LIQUIDATION PLAN.


         The General Partner has recommended the adoption of a plan of liquidation with respect to the Partnership (the "Liquidation Plan") which would authorize:


         (1) The partnership to sell its cable television systems to Telecommunications Management, LLC, a Missouri limited liability company, under the Asset Purchase Agreement between the Partnership and certain other partnerships as Sellers, and Telecommunications Management, LLC as Buyer, dated as of November 8, 2002, as amended (the "Telecommunications Sale");

           APPROVE                    DISAPPROVE                  ABSTAIN

             [ ]                         [ ]                        [ ]

         (2) As soon as practicable after the completion of the Telecommunications Sale, to dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the limited partners and general partners of the Partnership's remaining assets after payment of the Partnership's debts and obligations and paying or providing for the payment of the expenses of the Telecommunications Sale, in accordance with the partnership agreement of the Partnership, with the General Partner, or such party as designated by the General Partner, acting as the liquidating trustee ("Enstar IV-3 Liquidation").


           APPROVE                    DISAPPROVE                  ABSTAIN

             [ ]                         [ ]                        [ ]

                    (please date and sign on the other side)

         The undersigned hereby acknowledges receipt of the consent solicitation statement.

         The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated ____________________, 2002


                          __________________________(Unitholder's Signature)

                          __________________________(Unitholder's Signature)

         Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign.